UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Och-Ziff Capital Management Group LLC
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OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY ___, 2019
Dear Shareholder:
You are invited to a Special Meeting of Shareholders (the “Special Meeting”) of Och-Ziff Capital Management Group LLC (the “Company”). The Special Meeting will be held solely online on May ___, 2019 at 9:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/OZM2019SM. At this Special Meeting, you will be asked to consider and vote upon a proposal to approve the adoption of the second amendment (the “Plan Amendment”) to the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (the “2013 Plan”).
The Plan Amendment, which is attached to this proxy statement as Annex A, increases the number of the Company’s Class A Shares authorized for issuance under the 2013 Plan by a total of 9,779,446 shares in order to implement the issuance of certain Group E Units (as defined in the proxy statement accompanying this notice) of OZ Management LP, OZ Advisors I LP and OZ Advisors II LP (the “Operating Partnerships”) in connection with the previously announced recapitalization of the Company and its Operating Partnerships. The Company’s Board of Directors believes that the Plan Amendment is in the best interests of the Company’s shareholders and recommends that the shareholders approve the Plan Amendment. The Plan Amendment will not be effective unless approved by the shareholders. The Plan Amendment is more fully described in the proxy statement accompanying this Notice.
The Board of Directors has set the close of business on March 18, 2019 as the record date for determining shareholders of the Company entitled to notice of and to vote at the Special Meeting. A list of the shareholders as of the record date will be available for inspection by shareholders, for any purpose germane to the Special Meeting, at the Company’s offices and at the offices of American Stock Transfer & Trust Company LLC, the Company’s independent share transfer agent, during normal business hours for a period of 10 days prior to the Special Meeting and electronically during the Special Meeting at www.virtualshareholdermeeting.com/OZM2019SM when you enter the control number we have provided to you.
All shareholders are cordially invited to attend the Special Meeting. EVEN IF YOU CANNOT VIRTUALLY ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY VOTE YOUR PROXY BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.
Important Notice Regarding the Availability of Proxy Materials for the
Special Meeting to be Held on May ___, 2019: the Proxy Statement
is Available at www.proxyvote.com

By Order of the Board of Directors,

Katrina Paglia
Secretary
______, 2019
New York, New York

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
9 West 57th Street
New York, New York 10019
PROXY STATEMENT
Our board of directors (the “Board of Directors” or the “Board”) is providing these proxy materials to you in connection with the solicitation of proxies by Och-Ziff Capital Management Group LLC on behalf of the Board for use at the Special Meeting of Shareholders (the “Special Meeting”) of Och-Ziff Capital Management Group LLC, which will take place at 9:00 a.m. Eastern Time on May ___, 2019, and any adjournment or postponement thereof. The Special Meeting will be a completely “virtual meeting” of shareholders. You will be able to virtually attend the Special Meeting, where you will be able to vote electronically and submit questions during the live webcast, by visiting www.virtualshareholdermeeting.com/OZM2019SM and entering the 16-digit control number included in our notice of Internet availability, on your proxy card or in the instructions that accompanies your proxy materials.
The Company intends to make available this proxy statement and the accompanying proxy card on or about ______, 2019 to all shareholders entitled to vote at the Special Meeting.
In this proxy statement, references to “Oz Management,” “our Company,” “the Company,” “the firm,” “we,” “us,” or “our” refer, unless the context requires otherwise, to Och-Ziff Capital Management Group LLC (the “Registrant”), a Delaware limited liability company, and its consolidated subsidiaries, including the Oz Operating Group. References to the “Oz Operating Group” refer, collectively, to OZ Management LP, a Delaware limited partnership, which we refer to as “OZ Management,” OZ Advisors LP, a Delaware limited partnership, which we refer to as “OZ Advisors I,” OZ Advisors II LP, a Delaware limited partnership, which we refer to as “OZ Advisors II” and each of their consolidated subsidiaries. References to our “Operating Partnerships” refer, collectively, to OZ Management, OZ Advisors I and OZ Advisors II. References to our “intermediate holding companies” refer, collectively, to Och-Ziff Holding Corporation, a Delaware corporation, and Och-Ziff Holding LLC, a Delaware limited liability company, both of which are wholly owned subsidiaries of Och-Ziff Capital Management Group LLC.
References to our “executive managing directors” refer to the current limited partners of the Oz Operating Group entities, other than our intermediate holding companies, including our founder, Mr. Daniel S. Och, and, except where the context requires otherwise, include certain limited partners who are no longer active in the business of the Company. References to the ownership of our executive managing directors include the ownership of certain estate and personal planning vehicles, such as family trusts, of such executive managing directors and their immediate family members. References to our “active executive managing directors” refer to executive managing directors who remain active in our business. References to the “Ziffs” refer collectively to Ziff Investors Partnership, L.P. II and certain of its affiliates and control persons.
References to “Class A Shares” refer to our Class A Shares, representing Class A limited liability company interests of Oz Management, which are publicly traded and listed on the New York Stock Exchange, which we refer to as the “NYSE.” References to “Class B Shares” refer to Class B Shares of Oz Management, which are not publicly traded, are currently held by our active and former executive managing directors and have no economic rights but entitle the holders thereof to one vote per share together with the holders of our Class A Shares. References to “Shares” refer to our Class A Shares and Class B Shares, collectively. References to our “shareholders” refer to holders of our Class A Shares and Class B Shares, collectively. The terms “Group A Units,” “Group A-1 Units,” “Group B Units,” “Group D Units,” “Group E Units,” “Group E-1 Units,” “Group E-2 Units” and “Group P Units” refer to the aggregate of interests consisting of one Class A, Class A-1, Class B, Class D, Class E, Class E-1, Class E-2 or Class P, as applicable, common unit in each Oz Operating Group entity, and “Group Unit” or “Unit” refers generally to the aggregate of interests consisting of one common unit of any or all of the Group A, Group A-1, Group B, Group D, Group E, Group E-1, Group E-2 or Group P common units in each Oz Operating Group entity. The term “Profit Sharing Interests,” or “PSIs,” refers to non-equity, limited partner profits interests in the Oz Operating Group entities that participate in distributions of future profits of the Oz Operating Group.
At the close of trading on January 3, 2019, we effected the previously announced 1-for-10 reverse share split (the “Reverse Share Split”) of the Class A Shares. As a result of the Reverse Share Split, every ten issued and outstanding Class A Shares were combined into one Class A Share. Corresponding adjustments were also made to the Class B Shares. Share and unit amounts presented throughout this proxy statement have been adjusted to give effect to the Company’s Reverse Share Split.
References to our “IPO” refer to our initial public offering of 3.6 million Class A Shares that occurred in November 2007. References to the “2007 Offerings” refer collectively to our IPO and the concurrent private offering of approximately 3.8 million Class A Shares to DIC Sahir Limited, a wholly owned subsidiary of Dubai International Capital LLC, which we refer to as “DIC.” References to the “2011 Offering” refer to our public offering of 3.3 million Class A Shares in November 2011. References to “funds” refer to the multi-strategy, dedicated credit, real estate and other single strategy funds, and other alternative investment vehicles for which we provide asset management services.
No statements made herein, on our website or in any of the materials we file with the United States Securities and Exchange Commission, which we refer to as the “SEC,” constitute, or should be viewed as constituting, an offer of any fund.
Our executive managing directors hold all of our Class B Shares and have granted an irrevocable proxy to vote all of their Class B Shares to the Class B Shareholder Committee, the sole member of which is currently Mr. Och. Mr. Och, who holds approximately 59.4% of the total voting interest in the Company as of March 18, 2019, has agreed, in his capacity as sole member of the Class B Shareholder Committee, to vote in favor of the Plan Amendment. Please be advised that if Mr. Och votes as he has agreed, his vote is sufficient to satisfy the quorum and voting requirements under our Second Amended and Restated Limited Liability Company Agreement dated as of November 13, 2007 (the “Operating Agreement”), and Delaware law, as currently in effect, that are necessary to adopt the Plan Amendment.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have made available this proxy statement and proxy card because the Board of Directors of Oz Management is soliciting your proxy to vote at the Special Meeting and at any adjournment or postponement thereof. The Special Meeting will be held on May ___, 2019 at 9:00 a.m. Eastern Time via live webcast through the www.virtualshareholdermeeting.com/OZM2019SM. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card (if applicable). This solicitation is for proxies for use at the Special Meeting or any reconvened meeting after an adjournment or postponement of the Special Meeting.
You are invited to join the Special Meeting and we request that you vote on the proposal described in this proxy statement. However, you do not need to join the Special Meeting to vote your Shares. Instead, you may simply complete, sign and return the proxy card or vote by telephone or Internet, as discussed below.
How are we distributing our proxy materials?
To expedite delivery, reduce our costs and decrease the environmental impact of printing and mailing our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide these materials to our shareholders over the Internet. On ______, 2019, we sent a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials online. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a paper or email copy on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of this proxy statement.
Who is entitled to vote at and attend the Special Meeting?
Only shareholders of record of our Shares at the close of business on the record date, March 18, 2019, are entitled to receive notice of, to vote at and join the Special Meeting. Each outstanding Class A Share and Class B Share entitles its holder to cast one vote on each matter to be voted upon.
What is the difference between Class A Shares and Class B Shares?
The Class A Shares represent Class A limited liability company interests of the Registrant and are listed on the NYSE. The holders of Class A Shares are entitled to one vote per share and any dividends we may pay. The Class A Shares vote together with the Class B Shares on all matters submitted to a vote of shareholders.
The Class B Shares are held by our active and former executive managing directors. They have no economic rights (and therefore no rights to any dividends or distributions we may pay) and are not publicly traded, but rather entitle the holders to one vote per share together with the Class A Shareholders. The Class B Shares are intended solely to provide our active and former executive managing directors with voting interests in Oz Management commensurate with their economic interests in the Oz Operating Group. The Class B Shares are not currently and are not expected to be registered for public sale or listed on the NYSE or any other securities exchange.
What is the difference between holding Shares as a shareholder of record and as a beneficial owner?
Most of the holders of our Class A Shares hold their shares beneficially through a broker or other nominee rather than directly in their own name. All of our Class B Shares are held directly by our active and former executive managing directors in their names. As summarized below, there are some distinctions between Shares owned beneficially and those held of record.
Beneficial Owner:    If your Class A Shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of Class A Shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or other nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or other nominee how to vote. The voting instruction card from your broker, trustee or other nominee contains voting instructions for you to use in directing the broker, trustee or other nominee how to vote your Class A Shares.

Because a beneficial owner is not the shareholder of record, you may not electronically vote your Class A Shares at the Special Meeting unless you obtain a “legal proxy” from the broker, trustee or other nominee that holds your Shares giving you the right to vote the Shares at the Special Meeting.
Shareholder of Record:    If your Shares are registered directly in your name with us or our share transfer agent, American Stock Transfer & Trust Company LLC, you are considered the shareholder of record with respect to those Shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote electronically at the Special Meeting. We have enclosed or sent a proxy card for you to use.
What will I need in order to virtually attend the Special Meeting?
You are entitled to attend the virtual Special Meeting only if you were a shareholder of record as of the record date for the Special Meeting, or March 18, 2019 (the “Record Date”), or you hold a valid proxy for the Special Meeting. You may attend the Special Meeting, vote, and submit a question during the Special Meeting by visiting www.virtualshareholdermeeting.com/OZM2019SM and using your 16-digit control number to enter the meeting.
Shares held in your name as the shareholder of record may be voted electronically during the Special Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the Special Meeting. If you are a beneficial owner of Shares held in the name of a broker, trustee or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, trustee or other nominee to be able to vote electronically at the Special Meeting. Follow the instructions from your broker, trustee or other nominee included with these proxy materials or contact your broker, trustee or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Special Meeting to obtain this “legal proxy” from the holder of record.
Even if you plan to virtually attend the Special Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Special Meeting.
What constitutes a quorum?
The presence of a quorum is required for business to be conducted at the Special Meeting. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of our Shares outstanding as of the Record Date and entitled to vote shall constitute a quorum. As of the March 18, 2019 Record Date, 49,905,353 Shares (comprised of 20,446,401 Class A Shares and 29,458,952 Class B Shares) were outstanding and entitled to vote. If you submit a properly executed proxy card, regardless of whether you abstain from voting, you will be considered in determining the presence of a quorum.
How do I vote my shares?
You may vote via webcast at the Special Meeting or by mail. If you are a holder of record of Shares, you also can choose to vote by telephone or electronically through the Internet. If you hold your Shares in “street name” through a broker, trustee or other nominee, you also may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided to you by such broker, trustee or other nominee.
Voting by Mail:    If you are a holder of record of Shares and choose to vote by mail, simply complete, sign and date your proxy card and mail it in the accompanying pre-addressed envelope. Proxy cards submitted by mail must be received by our Office of the Secretary prior to the Special Meeting in order for your Shares to be voted. If you hold Shares beneficially in street name and choose to vote by mail, you must complete, sign and date the voting instruction card provided by your broker, trustee or other nominee and mail it in the accompanying pre-addressed envelope within the specified time period.
Voting by Telephone or Internet:    If you are a holder of record of Shares, you can choose to vote by telephone or by Internet. You can vote by telephone by calling the toll-free telephone number on your proxy card. The website for Internet voting is listed on the proxy card. Please have your proxy card handy when you call or go online. Telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on May ___, 2019. If you hold your Shares beneficially in street name, the availability of telephonic or Internet voting will depend on the voting process of your broker, trustee or other nominee. Please check with your broker, trustee or other nominee and follow the voting procedures your broker, trustee or other nominee provides to vote your Shares.
Voting at the Special Meeting:    If you are a holder of record of Shares, you may attend and vote via webcast at the Special Meeting. If you are a beneficial owner of Shares held in the name of a broker, trustee or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, trustee or other nominee to be able to vote at the Special

Meeting. Follow the instructions from your broker, trustee or other nominee included with these proxy materials or contact your broker, trustee or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Special Meeting to obtain this “legal proxy” from the holder of record.
Even if you plan to participate virtually at the Special Meeting, we encourage shareholders to vote well before the Special Meeting, by completing proxies online or by telephone, or by mailing their proxy cards. Shareholders can vote via the Internet in advance of or during the meeting. Any vote properly cast at the Special Meeting will supersede any previously submitted proxy or voting instructions. For additional information, please see “Can I change my vote or revoke my proxy after I return my proxy card?” below.
How does the Board recommend I vote on the proposal?
The Board recommends a vote “FOR” the approval of the adoption of the second amendment (the “Plan Amendment”) to the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (the “2013 Plan”) (see Proposal No. 1).
How will my Shares be voted if I do not indicate a vote on my proxy card?
Your Shares will be voted as you indicate on the proxy card or voting instruction form, as applicable. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your Shares will be voted as recommended by the Board. See the question above entitled “How does the Board recommend I vote on the proposal?”
Can I change my vote or revoke my proxy after I return my proxy card?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the Special Meeting. If you are a shareholder of record as of March 18, 2019, regardless of the way in which you submitted your original proxy, you may change it by:

•
returning a later-dated signed proxy card to us, prior to the Special Meeting, at Och-Ziff Capital Management Group LLC, 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary;

•
delivering a later-dated written notice of revocation to us, prior to the Special Meeting, at Och-Ziff Capital Management Group LLC, 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary;

•	submitting a later-dated proxy by telephone or Internet (only your last telephone or Internet proxy will be counted) prior to the Special Meeting; or

•	attending the Special Meeting and properly voting via webcast.
If your Shares are held through a broker, trustee or other nominee, you will need to contact that nominee if you wish to change your voting instructions. You may also vote via webcast at the Special Meeting if you obtain a “legal proxy” as described in the answer to the question above entitled “How do I vote my shares?—Voting at the Special Meeting.”
Mere attendance at the Special Meeting will not cause your previously granted proxy to be revoked.
What vote is required to approve the Plan Amendment?
Approval of the adoption of the Plan Amendment requires approval by a majority of the votes cast. A majority of votes cast means that the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions are not counted as votes “for” or “against” this proposal and thus will have no effect on the outcome of the vote.
Under NYSE rules, the Plan Amendment is not considered a “routine” matter. If you own your Shares in “street name” through a brokerage account or other nominee, your broker or other nominee will not be permitted to exercise voting discretion with respect to the matter to be acted upon at the Special Meeting. Thus, if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not have discretionary authority to vote on the approval of the Plan Amendment. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.
Mr. Och, the Chairman of the Board, holds approximately 59.4% of the total voting interest in the Company as of March 18, 2019. Mr. Och has agreed, in his capacity as sole member of the Class B Shareholder Committee, to vote in favor of the Plan Amendment. Please be advised that if Mr. Och votes as he has agreed, his vote is sufficient to satisfy the quorum and voting requirements under our Operating Agreement and Delaware law, each as currently in effect, that are necessary to adopt the Plan Amendment.
Can additional matters be presented at the Special Meeting?
No. Pursuant to the Operating Agreement, only business that is described in this proxy statement may be acted upon at the Special Meeting. Accordingly, the Plan Amendment is the only matter that will be acted upon at the Special Meeting.
Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will count the votes and act as the inspector of election.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that brokers, trustees and other nominees who hold Shares in their names furnish our proxy materials to the beneficial owners of the Shares, and we must reimburse these brokers, trustees and other nominees for the expenses of doing so in accordance with statutory fee schedules.

PROPOSAL NO. 1
APPROVAL OF THE ADOPTION OF THE PLAN AMENDMENT
TO THE OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC 2013 INCENTIVE PLAN
General
The following information relates to the recommendation of the Board that shareholders approve the Plan Amendment to the 2013 Plan to increase the number of Class A Shares authorized for issuance under the 2013 Plan in order to provide for the issuance of Group E Units, including Group E-1 Units in connection with the recapitalization of the Company and the Oz Operating Group announced on December 6, 2018. For additional information regarding the recapitalization, see the section below entitled “Recapitalization Transactions” and our Current Report on Form 8-K, filed with the SEC on February 11, 2019.
In connection with the Recapitalization (as defined in the section below entitled “Recapitalization Transactions”), effective as of February 7, 2019, the Board approved the Plan Amendment, subject to and conditioned upon the approval by shareholders, to increase the number of Class A Shares authorized for issuance under the 2013 Plan by a total of 9,779,446 shares in order to provide for the issuance of Group E-1 Units to certain active executive managing directors in the Recapitalization and to provide for future grants of Group E Units to active executive managing directors and new hires. In addition, on February 7, 2019, the Compensation Committee approved the issuance (subject to certain vesting and forfeiture conditions) of an aggregate of 9,655,232 Group E-1 Units under the 2013 Plan to certain active executive managing directors in connection with the Recapitalization. The exchange rights of the holders of Group E-1 Units issued, whereby Group E-1 Units are exchangeable for Class A Shares pursuant to the terms of the Operating Group Limited Partnership Agreements (as defined below), are conditioned upon, among other things, shareholder approval of the Plan Amendment as described in this Proposal No. 1. For details regarding the issuance of Group E-1 Units to our Named Executive Officers, see “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization.”
The 2013 Plan was originally adopted by our Board and approved by our shareholders on May 7, 2013. On May 9, 2017, the 2013 Plan was amended by the first amendment to the 2013 Plan to increase the number of Class A Shares authorized for issuance under the 2013 Plan by a total of 15,000,000 shares effective May 9, 2017 (“First Amendment”). This proposed Plan Amendment increases the number of Class A Shares authorized for issuance under the 2013 Plan by a total of 9,779,446 shares in order to implement the issuance of certain Group E Units to certain active executive managing directors in connection with the Recapitalization and provide for future grants of Group E Units to active executive managing directors and new hires. As of the Record Date, a total of 24,610,608 Class A Shares were authorized for issuance under the 2013 Plan, with approximately 9,054,259 Class A Shares available for issuance under future grants, excluding the grants of Group E-1 Units described above. Following the approval of Plan Amendment, the number of Class A Shares authorized for issuance will be increased by 9,779,446 shares effective as of February 7, 2019, bringing the total number of Class A Shares authorized for issuance under the 2013 Plan to 34,390,054 shares, of which approximately 9,178,473 shares will remain available for issuance in connection with future awards.
The Company is seeking shareholder approval so that it may grant Group E Units under the 2013 Plan, including the issuance of Group E-1 Units as part of the Recapitalization. The grant of Group E Units, including the issuance of Group E-1 Units (among other actions taken in connection with the Recapitalization), will further promote the retention and motivation of certain executive managing directors and serves to further align such executive managing directors with the Company’s fund investors and Class A Shareholders. Subject to shareholder approval, we plan to register the additional number of 9,779,446 Class A Shares reserved under the 2013 Plan on a Registration Statement on Form S-8.
Dilution and Historical Usage
In evaluating whether to amend the 2013 Plan and determining the number of Class A Shares to request for approval, the Board evaluated the dilution and existing terms of outstanding awards under the 2013 Plan. Prior to the approval of the Plan Amendment (and in all cases excluding the Group E Units, with respect to which the issuance of Class A Shares upon exchange of such Group E Units is subject to shareholder approval of the Plan Amendment), as of February 7, 2019, (i) a total of 24,610,608 Class A Shares were authorized for issuance under the 2013 Plan, with approximately 9,481,298 available for issuance under future grants, and (ii) a total of 58,620,868 Class A Shares were outstanding, assuming the exchange of all outstanding Group Units into Class A Shares and the settlement of all outstanding Class A restricted share units (including performance-based restricted share units) in Class A Shares. Subject to shareholder approval of the Plan Amendment (and in all cases, including the Group Units described above), as of February 7, 2019, (i) there will be 34,390,054 Class A Shares authorized for issuance under the 2013 Plan, of which approximately 9,605,512 will be available for issuance under future grants, and (ii) an aggregate total of 68,276,100 Class A Shares outstanding, assuming the exchange of all Group Units into Class A Shares and the settlement of all outstanding restricted share units (including performance-based restricted share units) in Class A Shares. The closing trading price of each Class A Share as of the record date was [...].
Recapitalization Transactions
As previously disclosed, on December 6, 2018, the Company announced that the Company and certain of its subsidiaries, and Daniel S. Och, the Chairman of the Board and its largest shareholder, entered into a letter agreement dated December 5, 2018, providing for the implementation of certain transactions, as set forth in the term sheet attached thereto (the letter agreement, together with the term sheet attached thereto, each as amended on January 14, 2019, on January 31, 2019 and on February 6, 2019 to extend the date for entry into definitive agreements from January 15, 2019 to February 8, 2019 (as amended, the “Letter Agreement”)). The Letter Agreement provided for, among other things, the preparation and execution of further agreements (the “Implementing Agreements”) and other actions to implement the transactions contemplated by the Letter Agreement (collectively, the “Recapitalization”). On February 7, 2019, the Company and certain of its subsidiaries entered into the Implementing Agreements providing for the consummation of the Recapitalization.
Pursuant to the Recapitalization, among other things, Mr. Och and the other holders of Group A Units in the Operating Partnerships, collectively reallocated 35% of their Group A Units to existing members of senior management and for potential grants to new hires. The reallocation was effected by (i) recapitalizing such Group A Units into Group A-1 Units held by the holders of the Group A Units and (ii) creating and making grants to existing members of senior management (and reserving for future grants to active managing directors and new hires) of Group E Units. The Group A-1 Units will be canceled at such time and to the extent as such Group E Units vest and achieve a book-up. The Group E-1 Units generally vest (i) with respect to Group E-1 Units issued to a limited partner holding Group A-1 Units up to and including the number of Group A-1 Units held by such limited partner immediately following the Recapitalization, on December 31, 2019 and (ii) with respect to all other Group E-1 Units, one-third on each of December 31, 2020, December 31, 2021, and December 31, 2022, provided, that in each case, the recipient remains in continuous service through each vesting date, subject to accelerated vesting or continued vesting, as applicable, upon the occurrence of certain liquidity events or a qualifying termination of service.
For additional information regarding the Recapitalization, see “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization.” The exchange rights in respect of Group E-1 Units are subject to shareholder approval of the Plan Amendment.
Terms and Provisions
The material terms and provisions of the 2013 Plan, as amended on May 9, 2017, including the proposed Plan Amendment contained in this Proposal No. 1, are summarized below. This description does not purport to be complete, and is qualified in its entirety by reference to the Plan Amendment, a copy of which is attached as Annex A to this proxy statement, the 2013 Plan that was filed as Exhibit 10.1 to our Current Report on Form 8-K filed on May 8, 2013, and the First Amendment to the 2013 Plan that was filed as Exhibit 10.1 to our Current Report on Form 8-K filed on May 9, 2017.
Summary of the 2013 Plan
Summary
The following is a summary of the material terms of the 2013 Plan, as amended, assuming the Plan Amendment is approved by our shareholders. The 2013 Plan was originally adopted on May 7, 2013 and amended effective May 9, 2017. Subject to the approval of our shareholders at the Special Meeting, the Plan Amendment will become effective as of the date of such approval and, if approved, will continue in effect until terminated by the Board except as noted below, provided that if the Plan Amendment is not approved by our shareholders, the Plan Amendment will not be effective. Mr. Och has agreed, in his capacity as sole member of the Class B Shareholder Committee, to vote in favor of the Plan Amendment. If Mr. Och votes as he has agreed, then the Plan Amendment will be effective.
The 2013 Plan provides that the Company or a participating subsidiary or affiliate (which are OZ Management, OZ Advisors I and OZ Advisors II and each other subsidiary or affiliate that is a member of the Oz Operating Group as defined in the Operating Agreement) may grant or sell equity-based awards based on or consisting of Class A Shares, Class B Shares, and interests in the members of the Oz Operating Group (“LTIP Units”), including, among other interests, the Group E Units. The 2013 Plan provides for the issuance of options, share appreciation rights, restricted shares, restricted share units, performance shares, unrestricted shares or other share-based awards, including but not limited to LTIP Units granted or sold under the 2013 Plan to selected employees, directors, executive managing directors and consultants.
Shares Reserved
Subject to shareholder approval of the Plan Amendment, Class A Shares will be authorized for issuance under the 2013 Plan will be increased by 9,779,446 shares effective as of February 7, 2019, bringing the total number of Class A Shares authorized for issuance under the 2013 Plan to 34,390,054 shares, of which approximately 9,178,473 shares will remain available for issuance in connection with future awards. Such Class A Shares may be issued pursuant to grants of options, share appreciation rights, restricted shares, restricted share units, performance shares, unrestricted shares or other share-based awards, including but not limited to LTIP Units, granted or sold under the 2013 Plan.
Subject to equitable adjustments as described below, the maximum number of Class A Shares that may be delivered pursuant to awards will be the sum of (x) 9,779,446 Class A Shares made available as of February 7, 2019 (which amount represents the increase in the number of Class A Shares authorized for issuance under the 2013 Plan as contemplated by the Plan Amendment) and (y) 24,610,608 Class A Shares (after giving effect to the Reverse Share Split), as increased on the first day of each fiscal year by a number of Class A Shares equal to fifteen percent (15%) of the increase, if any, in the number of outstanding Class A Shares from the number of outstanding Class A Shares on the first day of the immediately preceding fiscal year (in each case, calculated assuming that all Group Units that are or may be convertible or exchangeable for Class A Shares are so converted or exchanged for this purpose). If any award expires or terminates unexercised, becomes unexercisable or is forfeited as to any Class A Shares, or is tendered or withheld as to any Class A Shares in payment of the exercise price of the award or the taxes payable with respect to the exercise or vesting of the award, then such unpurchased, forfeited, tendered or withheld Class A Shares will thereafter be available for further awards under the 2013 Plan unless, in the case of options, related share appreciation rights (as described below) are exercised.
Eligibility and Participation
Any of our officers, employees, directors, executive managing directors and consultants are eligible to participate in the 2013 Plan, subject to selection as an eligible participant by the Compensation Committee. We have 416 employees as of December 31, 2018, but awards will generally be limited to executive and management-level employees. As of December 31, 2018, the Company does not have any consultants eligible to receive equity awards under the 2013 Plan.
Plan Administration
Pursuant to the terms of the 2013 Plan, the administrator of the 2013 Plan (the “Administrator”) is the Board or, if and to the extent that the Board does not administer the 2013 Plan, the Compensation Committee. Subject to any restrictions on the authority delegated to it by the Board, the Administrator will have the power and authority, without limitation:

•	to select participants;

•	to determine whether and to what extent awards are to be granted to participants;

•	to determine the number of Class A Shares, Class B Shares or LTIP Units to be covered by each award;

•
to determine the terms and conditions, not inconsistent with the terms of the 2013 Plan, which will govern award documents (including but not limited to (i) the restrictions applicable to awards and the conditions under which restrictions applicable to such awards will lapse; (ii) the Performance Goals (as defined in the 2013 Plan) and periods applicable to awards; (iii) the exercise price, base price or purchase price, if any, of awards; (iv) the vesting schedule applicable to awards; (v) the number of Class A Shares, Class B Shares or LTIP Units subject to awards; and (vi) any amendments to the terms and conditions of outstanding awards, including but not limited to reducing the exercise price or base price of such awards, extending the exercise period of such awards and accelerating the vesting schedule of such awards);

•	to make fair market value determinations with respect to any award;

•	to determine the duration and purpose of leaves of absence that may be granted to a participant without constituting a termination of the participant’s employment or service for purposes of awards;

•	to adopt, alter and repeal such administrative rules, guidelines and practices governing the 2013 Plan as it will from time to time deem advisable;

•
to construe and interpret the terms and provisions of the 2013 Plan and any award (and the award document relating to the award), and to otherwise supervise the administration of the 2013 Plan and exercise all powers and authorities either specifically granted under the 2013 Plan or advisable in the administration of the 2013 Plan;

•
to delegate its authority, in whole or in part, to two or more individuals (who may or may not be members of the Board), subject to the requirements of applicable law or any stock exchange on which the Class A Shares are listed;

•
to delegate its authority, in whole or in part, and with respect to participants who are not executive officers of the Company, to one or more individuals (who may or may not be members of the Board), subject to the requirements of applicable law or any stock exchange on which the Class A Shares are listed; and

•	to determine at any time whether, to what extent and under what circumstances and method or methods awards may be settled by the Company, or any participating subsidiary or affiliate.
Types of Awards
As described in “Executive and Director Compensation—Compensation Discussion and Analysis,” our current equity compensation awards have generally been composed of restricted share units and LTIP Units in the form of Group Units. The 2013 Plan permits the Administrator to grant the equity awards as described below, although the Company currently does not have any options or share appreciation rights outstanding.
Restricted Shares, Restricted Share Units and Performance Shares
Awards of restricted shares, restricted share units or performance shares may be issued either alone or in addition to other awards. The Administrator determines the participants to whom, and the time or times at which, awards of restricted shares, restricted share units or performance shares are made; the number of Class A Shares to be awarded; the price, if any, to be paid by the participant for the acquisition of restricted shares, restricted share units or performance shares; the Restricted Period (as defined below for this purpose), if any, applicable to awards of restricted shares or restricted share units; the Performance Goals (as described below), if any, applicable to awards of restricted shares, restricted share units or performance shares; any rights to distribution equivalents; and all other conditions of the awards of restricted shares, restricted share units and performance shares. The Administrator may also condition the grant of the award of restricted shares, restricted share units or performance shares upon the exercise of options, or upon such other criteria as the Administrator may determine, in its sole discretion. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a participant will forfeit his or her restricted shares, restricted share units or performance shares. The provisions of the awards of restricted shares, restricted share units or performance shares need not be the same with respect to each participant.
Restrictions and Conditions. The awards of restricted shares, restricted share units and performance shares are subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator:
Subject to the provisions of the 2013 Plan and the award document, during such period as may be set by the Administrator commencing on the date of the award (the “Restricted Period”), the participant is not permitted to sell, transfer, pledge or assign restricted shares, restricted share units or performance shares, but the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including but not limited to the attainment of certain Performance Goals, the participant’s termination of employment or service as a director, executive managing director or consultant of or service provider to the Company or any subsidiary or affiliate (together, the “participating entities”) or the participant’s death or disability.
Except as may be provided in the award document, the participant generally has the rights of a shareholder with respect to restricted shares and performance shares during the Restricted Period. The participant generally does not have the rights of a shareholder with respect to Class A Shares subject to awards of restricted share units during the Restricted Period, but, at the discretion of the Administrator, distribution equivalents may be awarded during a Restricted Period with respect to the number of Class A Shares covered by restricted share units and may be accrued and paid to the participant promptly after, and only after, the Restricted Period, if any, applicable to such distribution equivalents has expired without forfeiture. Certificates for unrestricted Class A Shares are delivered to the participant promptly after, and only after, the Restricted

Period has expired without forfeiture in respect of such awards of restricted shares, restricted share units or performance shares except as the Administrator, in its sole discretion, will otherwise determine.
The rights of participants granted awards of restricted shares, restricted share units or performance shares upon termination of employment or service as a director, executive managing director or consultant of or service provider to the Company or to any subsidiary or affiliate for any reason during the Restricted Period is set forth in the award document.
Other Share-Based Awards
The Administrator is authorized to grant awards to participants in the form of other share-based awards, as deemed by the Administrator to be consistent with the purposes of the 2013 Plan and as evidenced by an award document, including but not limited to awards that are valued in whole or in part by reference to Class A Shares, including awards valued by reference to book value, fair value or performance of the Company or any subsidiary, affiliate or partnership interests, including distribution equivalents and restricted or performance units. Other share-based awards may be granted as free-standing awards or in tandem with other awards. The Administrator determines the terms and conditions of such awards, consistent with the terms of the 2013 Plan, including any performance goals and performance periods. Class A Shares, partnership interests, or other securities or property delivered pursuant to an award in the nature of a purchase right granted will be purchased for such consideration, paid for at such times, by such methods, and in such forms, including but not limited to Class A Shares, other awards, notes or other property, as the Administrator will determine, subject to any required corporate action. The Administrator may, in its sole discretion, settle such other share-based awards for cash, Class A Shares, partnership interests, or other property as appropriate, if it determines, after consultation with its legal counsel and tax advisers, that such alternate settlement would be in the Company’s best interests.
The Administrator is also authorized to grant LTIP Units to participants that, whether vested or unvested, entitle the participant to receive, currently or on a deferred or contingent basis, distributions or distribution equivalents with respect to a number of LTIP Units or other distributions from the members of the Oz Operating Group, with respect to which the Administrator may provide in the award document that such amounts (if any) will be deemed to have been reinvested in additional LTIP Units. The LTIP Units may include an exchange ratio pursuant to which the LTIP Units (with or without other property) may be exchanged for Class A Shares in accordance with the terms of the Company’s Operating Agreement, and in such case may include Class B Shares, but the number of Class B Shares issued as a feature of the LTIP Units may not exceed the number of Class A Shares acquirable upon the exchange of the LTIP Units included in such LTIP Units and that such Class B Shares are canceled to the extent of and at the same time that the exchangeable LTIP Units are exchanged for such Class A Shares. LTIP Units may be structured as profits interests, capital interests or other types of partnership interests for federal income tax purposes. The Administrator has the authority to determine the number of Class A Shares, interests, units or rights underlying LTIP Units in light of all applicable circumstances, including but not limited to performance-based vesting conditions, operating partnership capital account allocations, value accretion factors, and conversion or exchange ratios, to the extent set forth in the limited partnership agreements of the Operating Partnerships (the “Operating Group Limited Partnership Agreements”), the Internal Revenue Code (the “Code”) or otherwise.
Options
Each participant who is granted an option must enter into an award document containing such terms and conditions as the Administrator determines, in its discretion, which award document must set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option. The provisions of each option need not be the same with respect to each participant. More than one option may be granted to the same participant and be outstanding concurrently. The following are the general terms and conditions applicable to an option:
Exercise Price. The exercise price of an option is determined by the Administrator in its sole discretion at the time of grant; provided, however, that the exercise price relating to each Class A Share purchasable under an option may not be less than one hundred percent (100%) of the fair market value of each Class A Share on the date of grant.
Option Term. The maximum term of each option is fixed by the Administrator, but no option is exercisable more than ten (10) years after the date such option is granted. Each option’s term is subject to earlier expiration pursuant to the applicable provisions in the 2013 Plan and the award document. No option is exercisable after the expiration of its term.
Exercisability. Each option is exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as are determined by the Administrator in the award document. The Administrator may also provide that any option will be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. The Administrator has the authority to accelerate the exercisability of any outstanding option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An option may not be exercised for a fraction of a Class A Share.
Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Class A Shares to be purchased, accompanied by payment in full of the aggregate exercise price of the Class A Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator in its sole discretion with respect to any option or category of options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including, but not limited to, the withholding of Class A Shares otherwise issuable upon exercise); (ii) in the form of unrestricted Class A Shares already owned by the participant which have a fair market value on the date of surrender equal to the aggregate exercise price of the Class A Shares as to which such option will be exercised; (iii) any other form of consideration approved by the Administrator and permitted by applicable law; or (iv) any combination of the above.
Rights as Shareholder. A participant has no rights to distributions or any other rights of a shareholder with respect to the Class A Shares subject to an option until the participant has given written notice of exercise, has paid in full for such Class A Shares, subject to satisfaction of applicable withholding taxes and if requested, provides a representation that the participant is not acquiring the Class A Shares with a view to distribute.
Transfers of Options. Except as otherwise determined by the Administrator, no option is transferable by a participant other than by the laws of descent and distribution.
Termination of Employment or Service
General Rule. Unless the applicable award document provides otherwise or unless otherwise determined by the Administrator, in the event that the employment or service of a participant terminates for any reason other than cause (as defined in the 2013 Plan), disability (as defined in the 2013 Plan), or death, but including termination by reason of the entity employing the participant or to which the participant is rendering services ceasing to be a subsidiary or affiliate, (A) options granted to such participant, to the extent that they are exercisable at the time of such termination, will remain exercisable until the date that is ninety (90) days after such termination, on which date they will expire and (B) options granted to such participant, to the extent that they were not exercisable at the time of such termination, will expire at the close of business on the date of such termination. The ninety (90)-day period will be extended to one (1) year after the date of such termination in the event of the participant’s death during such ninety (90)-day period.
Disability and Death. Unless the applicable award document provides otherwise or unless otherwise determined by the Administrator, in the event that the employment or service of a participant will terminate on account of the disability or death of the participant, (A) options granted to such participant, to the extent that they were exercisable at the time of such termination, will remain exercisable until the date that is one (1) year after such termination, on which date they will expire and (B) options granted to such participant, to the extent that they were not exercisable at the time of such termination, will expire at the close of business on the date of such termination.
Cause. In the event of the termination of a participant’s employment or service for cause, all outstanding options, including vested options, will expire at the commencement of business on the date of such termination.
Other Change in Employment or Service Status. An option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, disability or other changes in the employment or service status of a participant, in the discretion of the Administrator. The Administrator will follow applicable written policies of the Company with regard to such matters.
Share Appreciation Rights
Share appreciation rights may be granted either alone (“Free-Standing Share Appreciation Rights”) or in conjunction with all or part of any option (“Related Share Appreciation Rights”). Related Share Appreciation Rights may be granted either at or after the time of the grant of such option. The Administrator determines the participants to whom, and the time or times at which, grants of share appreciation rights are made; the number of Class A Shares to be awarded; the exercise price; and all other conditions of share appreciation rights. No Related Share Appreciation Rights may be granted for more Class A Shares than are subject to the option to which they relate, and any share appreciation rights must be granted with an exercise price not less than one hundred percent (100%) of the fair market value of Class A Shares on the date of grant. The provisions of share appreciation rights need not be the same with respect to each participant. The following are the general terms and conditions applicable to a share appreciation right:
Exercisability. Free-Standing Share Appreciation Rights are exercisable at such time or times and subject to such terms and conditions as determined by the Administrator at or after grant. Related Share Appreciation Rights are exercisable only at such time or times and to the extent that the options to which they relate are exercisable.
Payment Upon Exercise. Upon the exercise of a Free-Standing Share Appreciation Right, the participant is entitled to receive up to, but not more than, the value equal to the excess of the fair market value of a Class A Share as of the date of exercise over the exercise price specified in the Free-Standing Share Appreciation Right (which price will be no less than one hundred percent (100%) of the fair market value of such Class A Share on the date of grant) multiplied by the number of Class A Shares in respect of which the Free-Standing Share Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment. A Related Share Appreciation Right may be exercised by a participant by surrendering the applicable portion of the related option. Upon such exercise and surrender, the participant will be entitled to receive up to, but not more than, the value equal to the excess of the fair market value of a Class A Share as of the date of exercise over the exercise price specified in the related option (which price will be no less than one hundred percent (100%) of the fair market value of a Class A Share on the date of grant) multiplied by the number of Class A Shares in respect of which the Related Share Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment. Options that have been so surrendered, in whole or in part, will no longer be exercisable to the extent the Related Share Appreciation Rights have been so exercised. The Administrator may determine to settle the exercise of a share appreciation right in cash (or in any combination of Class A Shares and cash).
Rights as a Shareholder. A participant has no rights to distributions or any other rights of a shareholder with respect to the Class A Shares subject to share appreciation rights until the participant has given written notice of exercise, and Class A Shares have been issued to the participant upon such exercise, and the participant has satisfied any applicable withholding taxes and, if requested, has provided a representation that the participant is not acquiring the Class A Shares with a view to distribute.
Non-Transferability. Share appreciation rights are not transferable, but Related Share Appreciation Rights are transferable only when and to the extent the related option would be transferable.
Termination of Employment or Service. In the event of the participant’s termination of employment or service, Free-Standing Share Appreciation Rights will be exercisable at such time or times and subject to such terms and conditions as will be determined by the Administrator and Related Share Appreciation Rights will be exercisable at such time or times and subject to such terms and conditions as set forth in the award document.
Term. The term of each Free-Standing Share Appreciation Right is fixed by the Administrator, but no Free-Standing Share Appreciation Right is exercisable more than ten (10) years after the date such Free-Standing Share Appreciation Right is granted. The term of each Related Share Appreciation Right is the term of the option to which it relates, but no Related Share Appreciation Right is exercisable more than ten (10) years after the date such Related Share Appreciation Right is granted.
Performance Goals
Performance Goals are based on one or more of the following criteria: (i) earnings, including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) economic income, distributable earnings or distributable earnings per share; (vi) revenue, revenue growth or rate of revenue growth; (vii) return on assets (gross or net), return on investment, return on capital, or return on equity; (viii) returns on sales or revenues; (ix) operating expenses; (x) share price appreciation; (xi) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xii) implementation or completion of critical projects or processes; (xiii) economic value created; (xiv) cumulative earnings per share growth; (xv) operating margin or profit margin; (xvi) share price or total shareholder return; (xvii) cost targets, reductions and savings, productivity and efficiencies; (xviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, investor satisfaction, employee satisfaction, human resources management, supervision of litigation, or information technology goals, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xix) personal professional objectives, including any of the foregoing Performance Goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, the formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xx) any combination of, or a specified increase in, any of the foregoing.
Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a subsidiary or affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a Group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).
Each of the foregoing Performance Goals are not required to be determined in accordance with generally accepted accounting principles and are subject to certification by the Administrator, but the Administrator has the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the participating entities or the financial statements of the participating entities, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.
Equitable Adjustments
In the event of any change in capitalization, an appropriate equitable substitution or proportionate adjustment will be made, in each case in the manner to be determined by the Administrator in its sole discretion, in order to prevent an enlargement or dilution of rights, in (i) the aggregate number of Class A Shares reserved for issuance under the 2013 Plan and the maximum number of Class A Shares that may be subject to awards granted to any participant in any fiscal year; (ii) the kind, number and exercise price, base price, or ratio of Class A Shares subject to outstanding options, share appreciation rights and exchangeable LTIP Units; and (iii) the kind and number of Class A Shares, or LTIP Units and the purchase price of Class A Shares subject to outstanding awards of restricted shares, restricted share units, performance shares, unrestricted shares or other share-based awards, including but not limited to LTIP Units, but any fractional shares or units resulting from the adjustment will be eliminated. Without limiting the generality of the above, in connection with a change in capitalization, the Administrator will take such action as is necessary to adjust the outstanding awards to reflect the change in capitalization, including but not limited to the cancellation of any outstanding award in exchange for payment in cash or other property of the aggregate fair market value of the Class A Shares, or LTIP Units covered by such award, reduced by the aggregate exercise price, base price, or purchase price thereof, if any.
Change in Control
In the event of a change in control (as defined in the 2013 Plan), any outstanding option that is not assumed or continued, or for which an equivalent option or right is not substituted pursuant to the change in control transaction’s governing document, will become fully vested and exercisable immediately prior to the effective date of such change in control and will expire upon the effective date of such change in control. Unless otherwise determined by the Administrator and evidenced in an award document, in the event that (i) a change in control occurs and (ii) the participant’s employment or service is terminated by the Company, its successor or affiliate thereof without cause on or after the effective date of the change in control but prior to twelve (12) months following such change in control, then: (1) any unvested or unexercisable portion of any award carrying a right to exercise will become vested and exercisable; and (2) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award will lapse and all unvested awards will be deemed fully vested and performance conditions imposed with respect to such awards will be deemed to be fully achieved.
Definition of Change in Control
For purposes of the 2013 Plan, “Change in Control” generally means the occurrence of any of the following events:

(1)
any person or any Group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder (the “Exchange Act”), or any successor provisions thereto, excluding any permitted transferee or any Group of permitted transferees, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; or

(2)
the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the effective date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the effective date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (2); or

(3)
there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity and, immediately after the consummation of such merger or consolidation, either (i) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (ii) all of the persons who were the respective beneficial owners of the voting securities of the Company immediately prior to such merger or consolidation do not beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the person resulting from such merger or consolidation; or

(4)
the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than the sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are beneficially owned by shareholders of the Company in substantially the same proportions as their beneficial ownership of such securities of the Company immediately prior to such sale.

 Notwithstanding the foregoing, except with respect to clause (2) and clause (3)(i) above, a “Change in Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
Withholding Taxes
Each participant will, no later than the date as of which the value of an award first becomes includible in the gross income of the participant for non-U.S. or U.S. federal, state, or local income tax purposes, pay to any participating entity, or make arrangements satisfactory to the Administrator regarding payment of, any non-U.S. or U.S. federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of any participating entity under the 2013 Plan will be conditional on the making of such payments or arrangements, and any such participating entity will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant. Whenever cash is to be paid pursuant to an award, any participating entity will have the right to deduct an amount sufficient to satisfy any non-U.S. or U.S. federal, state and local withholding tax requirements related thereto. Whenever Class A Shares or LTIP Units are to be delivered pursuant to an award, any participating entity will have the right to require the participant to remit to any such participating entity in cash an amount sufficient to satisfy any non-U.S. or U.S. federal, state and local withholding tax requirements related thereto. With the approval of the Administrator, a participant may elect to satisfy the foregoing requirement by electing to have any participating entity withhold from delivery of Class A Shares, LTIP Units, or other property or by delivering already owned unrestricted Class A Shares, LTIP Units, or other property, in each case having a value equal to the minimum amount of tax required to be withheld. Such Class A Shares, LTIP Units, or other property will be valued at their fair market value, if any, on the business day immediately preceding the date on which the amount of tax to be withheld is determined. Fractional share or unit amounts will be settled in cash. Such an election may be made with respect to all or any portion of the Class A Shares, LTIP Units, or other property to be delivered pursuant to an award. Each participating entity may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any award.
Term, Amendment and Termination of the Plan
The Plan will terminate on the tenth anniversary of the effective date (as defined in the 2013 Plan), but awards granted before such termination may extend beyond that date. The Board may amend, alter or terminate the 2013 Plan, but no amendment, alteration, or termination will be made that would impair the rights of a participant under any award granted without such participant’s consent. Unless the Board determines otherwise, the Board will obtain approval of the Company’s shareholders for any amendment that would require such approval in order to satisfy any applicable laws.
Governing Law
The Plan is construed and enforced in accordance with the laws of the State of Delaware without regard to the application of the principles of conflicts or choice of laws.
New Plan Benefits
Generally, awards under the 2013 Plan are made by the Administrator in its discretion and depend on a number of factors, including the fair market value of our Class A Shares on future dates, and therefore cannot be determined in advance. However, on February 7, 2019, the Compensation Committee approved the issuance of an aggregate of 9,655,232 Group E-1 Units under the 2013 Plan to certain active executive managing directors in connection with the Recapitalization as set forth in the table below (see also the section of this proxy statement entitled “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization” for further information). Otherwise, the future awards that would be received under the 2013 Plan by our executive officers and other service providers are discretionary and are therefore not determinable at this time.
The table below describes the awards of Group E-1 Units that were granted under the 2013 Plan to each of the Named Executive Officers, to all of the Company’s executive officers as a group, to all of the Company’s non-executive directors as a group, and to all of the Company’s non-executive officer employees as a group. The exchange rights in respect of such Group E-1 Units, whereby Group E-1 Units are exchangeable for Class A Shares pursuant to the terms of the Operating Group Limited Partnership Agreements, are conditioned upon shareholder approval of the Plan Amendment.

NEW PLAN BENEFITS
2013 Plan(1)
Name and Position	Dollar Value(2)	Number of Units
Robert S. Shafir Chief Executive Officer, Executive Managing Director		—
Thomas M. Sipp Chief Financial Officer, Executive Managing Director		250,000
James Levin Chief Investment Officer, Executive Managing Director		3,560,378
Wayne Cohen President, Chief Operating Officer, Executive Managing Director		324,232
David Levine Chief Legal Officer, Executive Managing Director		150,000
Daniel S. Och Former Chief Executive Officer, Current Chairman of the Board and Executive Managing Director		—
Alesia Haas Former Chief Financial Officer		—
Executive Group (all current executive officers, as a group)		4,284,610
Non-Executive Director Group (all current directors who are not executive officers, as a group)		—
Non-Executive Officer Employee Group (all employees, including all current officers who are not executive officers, as a group)		5,370,622

(1)	No options have been granted under the 2013 Plan.

(2)	The dollar value of the Group E-1 Units, which is based on the future profits and gains of the Oz Operating Group, is not determinable at this time.
Certain Federal Income Tax Consequences
The following paragraphs describe the U.S. federal income tax consequences of the 2013 Plan, as amended. Please note that the following is only a brief summary of the U.S. federal income tax laws and regulations that apply to the awards. Participants should not rely on this summary for a complete statement of those laws and regulations. This summary does not address all possible tax aspects of transactions that may arise under the 2013 Plan, as amended, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative or regulatory changes. In addition, circumstances peculiar to certain individuals may change the usual income tax results. State and local income taxes also may apply. If the participant is a resident of, or is employed in, a country other than the United States, the participant may be subject to taxation by that country in addition to or in lieu of U.S. federal income taxes. For example, employees in the United Kingdom may be subject to different tax rules. For all of these reasons, each participant should consult a tax advisor to determine the income tax consequences of any particular transaction.
Restricted Share and Performance Share Awards
The participant generally will not be taxed upon the grant of a restricted share or performance share award, but rather will recognize ordinary income in an amount equal to the fair market value of the Class A Shares at the time the Class A Shares are no longer subject to a substantial risk of forfeiture (as defined in the Code). However, the participant may elect (not later than 30 days after being granted such Class A Shares) to recognize ordinary income at the time the restricted Class A Shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such Class A Shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by the participant at the time the restrictions lapse. However, if Class A Shares in respect of which such election was made are later forfeited, no tax deduction is allowable to the participant for the forfeited Class A Shares. Following vesting of the Class A Shares, the tax treatment of the Class A Shares while they are held by the participant generally will be the same as described under “Restricted Share Units” below with respect to Class A Shares received and retained following the vesting of the restricted share units.
Restricted Share Units
For U.S. federal income tax purposes, U.S. participants will not have taxable income on the award of a restricted share unit. Generally, if and when the underlying Class A Shares are delivered to the participant or the participant’s account, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the Class A Shares the participant receives, which will be subject to any applicable wage-based withholding and reporting requirements. Similarly, if and when the restricted share units (and/or any distribution equivalents credited thereto) are cash settled, the participant will recognize ordinary compensation income equal to the amount of cash paid to the participant, which will be subject to wage-based withholding and reporting (if applicable).
When the restricted share units and any related distribution equivalents vest, the participant will be notified of the amount of the participant’s withholding tax obligation, if applicable. The Company will satisfy any withholding obligation by reducing the number of Class A Shares or the amount of cash it delivers to the participant in an amount sufficient to satisfy the withholding obligation. Alternatively, the participant may elect to pay all or part of the withholding tax in cash or cash equivalents by (i) delivering to the Company a written election form satisfactory to the Company to that effect prior to the vesting date for the related restricted share units and (ii) delivering the cash or cash equivalents to the Company no later than the vesting date for the related restricted share units.
If the participant retains any Class A Shares received upon vesting of the restricted share units, the participant will be required to report the participant’s share of the Company’s items of income, gain, loss, deduction and credit on the participant’s individual tax return. The participant will also recognize taxable gain (or loss) upon the sale or other taxable disposition of the Class A Shares equal to the difference between the sales proceeds and the participant’s tax basis in the Class A Shares.
Other Share-Based Awards
In the case of other share-based awards, depending on the form of the award, the participant generally will not be taxed upon the grant of such an award, but, rather, will recognize ordinary income when such an award vests or otherwise is free of restrictions.
LTIP Units
LTIP Units may be issued in a variety of classes and may contain a variety of terms. Certain LTIP Units may be structured as “profits interests” in one or more of the Oz Operating Group entities. Generally, a participant will not realize federal income tax upon the issuance or vesting of such LTIP Units as long as the participant does not dispose of the interests within two (2) years from the issuance of the LTIP Units. A participant may make an election under Section 83(b) of the Code (not later than 30 days after the LTIP Units are granted to the participant) to ensure there is no income recognition event at the time of vesting of those LTIP Units.

Certain LTIP Units may be structured as “capital interests” in one or more of the Oz Operating Group entities. Generally, the participant will not realize federal income tax upon the issuance or vesting of such LTIP Units provided that the LTIP Units are issued in exchange for a contribution of cash and/or property the value of which equals or exceeds the value of the LTIP Units on the issue date, determined without regard to “lapse” restrictions as defined in applicable tax regulations. The participant may make an election under Section 83(b) of the Code (not later than 30 days after the LTIP Units are granted to the participant) to ensure there is no income recognition event at the time of vesting of those LTIP Units.
During the period the participant holds LTIP Units issued as profits or capital interests in an Oz Operating Group entity, the participant will generally be treated as a partner in the partnership and will be required to report his or her share of the partnership’s items of income, gain, loss, deduction and credit on his or her individual tax return. The participant will generally recognize taxable gain (or loss) upon the sale or other taxable disposition of the LTIP Units (including an exchange for Class A Shares) equal to the difference between the amount realized and the participant’s tax basis in the LTIP Units, some amount of which may be treated as ordinary income. If the participant exchanges his or her LTIP Units for Class A Shares, the tax treatment of the Class A Shares while they are held by the participant generally will be the same as described under “Restricted Share Units” above with respect to Class A Shares received and retained following the vesting of restricted share units.
The terms of a given class of LTIP Units will be determined based on the organizational documents of the entity or entities granting such LTIP Units and any agreements entered into between such entity or entities and the recipient of such LTIP Units. The U.S. federal income tax consequences of the grant, vesting, sale or forfeiture of a given LTIP Unit, as well as the U.S. federal income tax effects of any distributions or allocations made with respect to such LTIP Unit, will depend upon the terms of such LTIP Unit.
Options
All options granted under the Plan will be nonqualified stock options (“NQSOs”). The participant will not recognize taxable income upon the grant of NQSOs. Upon the exercise of NQSOs, the participant will recognize taxable ordinary income equal to the difference between the fair market value of the Class A Shares, determined as of the exercise date, and the option exercise price. When the participant sells the Class A Shares, the participant will recognize taxable gain (or loss) equal to the difference between the amount the participant receives from the sale and the tax basis of the Class A Shares sold.
If the participant pays the option exercise price entirely in cash, the tax basis of the Class A Shares will be equal to their fair market value on the exercise date and the shares’ holding period will begin on the exercise date. Special rules may apply if the participant uses Class A Shares the participant already owns to pay the option exercise price.
Share Appreciation Rights
The participant will not be deemed to receive any income at the time a share appreciation right is granted. When any part of a Class A Share appreciation right is exercised, the participant will be deemed to have received ordinary income at the time of exercise or payment in an amount equal to the then fair market value of any Class A Shares and any cash the participant receives.
Tax Consequences for the Company, its Subsidiaries or Affiliates
In the foregoing cases, to the extent the participant recognizes ordinary income as compensation in connection with an award, the Company or its relevant subsidiary or affiliate will be generally entitled to a deduction at the same time and in the same amount as the participant recognizes such ordinary income.

Equity Compensation Plan Information
The following table summarizes the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2) (excluding securities reflected under column(a)) (c)
Equity Compensation Plans Approved by Shareholders(3)	15,241,601		10,296,017
Equity Compensation Plans Not Approved by Shareholders	—		—
Total	15,241,601		10,296,017

(1)
Represents restricted share units, Group A Units, Group D Units and Group P Units. Because the restricted share units, Group A Units, Group D Units and Group P Units each have no exercise price, the weighted-average exercise price calculation is zero.

(2)
On January 1, 2019, in accordance with the terms of the plans referenced in footnote 3 below, the number of Class A Shares that may be issued pursuant to awards under the applicable plan was increased for the 2013 Plan, by a number of Class A Shares equal to fifteen percent (15%) of the increase, if any, in the number of outstanding Class A Shares from the number of outstanding Class A Shares on January 1, 2018 (calculated assuming the exchange of all Group Units other than those comprised of Group B Units for Class A Shares). The number of Class A Shares reserved under the plans referenced in footnote 3 below is also subject to adjustment in the event of a share split, share dividend, or other change in our capitalization. Generally, awards that are forfeited or canceled under the 2013 Plan will be available for future grants under the applicable plan. The Och-Ziff Capital Management Group LLC Amended and Restated 2007 Equity Incentive Plan (“2007 Plan”) expired on November 11, 2017 and no new awards were granted on or after that date.

(3)	Consists of (i) the 2007 Plan and (ii) the 2013 Plan.

The Board of Directors recommends that shareholders vote
“FOR” the adoption of the Plan Amendment to the Company’s 2013 Plan.
INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE 2013 PLAN
The officers and employees of the Company, its affiliates and our subsidiaries and the members of the Board have received and/or will be eligible to receive awards under the 2013 Plan if the Plan Amendment is approved. In addition, the 2013 Plan provides for indemnification of the members of our Board (or the committee of the Board of directors administering the 2013 Plan, if any) to the fullest extent permitted and as provided in the Operating Agreement, with respect to determinations made in connection with the 2013 Plan. Accordingly, the members of the Board and the executive officers of our Company have a substantial interest in the approval of the Plan Amendment.

OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management
The following tables set forth the beneficial ownership of our Class A Shares and Class B Shares, and, solely in respect of our Named Executive Officers, our directors and our directors and executive officers as a group, the beneficial ownership of our Group A Units and Group E Units. The information is presented as of March 18, 2019 with respect to (i) each person known to us to beneficially own more than 5% of either Class of our outstanding Shares; (ii) each of our directors; (iii) each of the Named Executive Officers (as set forth below); and (iv) all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the equity shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws (or other beneficial ownership shared with a spouse). Unless otherwise indicated, the address of each person named in the table is c/o Och-Ziff Capital Management Group LLC, 9 West 57th Street, New York, New York 10019.

	Och-Ziff Capital Management Group LLC
	Class A Shares(1)		Class B Shares(1)(2)			Total Voting Power(3)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers
Robert S. Shafir	373,256	1.8%	—	—%		*
Thomas M. Sipp	—	—%				—%
James Levin(4)	288,342	1.4%	—	—%		*
Wayne Cohen(5)	4,021	*	—	—%		*
David Levine	—	—%	—	—%		—%
Daniel S. Och(6)	195,707	*	29,458,952	100.0%	(7)	59.4%	(8)
Alesia Haas(9)	—	—%	—	—%		—%
Principal Shareholders
DIC Sahir Limited(10)	2,995,309	14.6%	—	—%		6.0%
Abrams Capital Management(11)	2,223,859	10.9%	—	—%		4.5%
Directors
Allan S. Bufferd	4,182	*	—	—%		*
Marcy Engel	—	—%	—	—%		—%
Michael D. Fascitelli	—	—%	—	—%		—%
Richard G. Ketchum	—	—%	—	—%		—%
Georganne C. Proctor	2,413	*	—	—%		*
All Directors and Executive Officers as a Group (11 persons)	867,921	4.2%	29,458,952	100.0%		60.8%
* Less than 1%

	Oz Operating Group
	Group A Units(1)		Group E Units(12)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers
Robert S. Shafir	—	—%	1	*
Thomas M. Sipp	—	—%	250,001	1.8%
James Levin(4)	497,370	3.1%	3,918,863	28.9%
Wayne Cohen(5)	229,764	1.4%	705,272	5.2%
David Levine	—	—%	150,000	1.1%
Daniel S. Och(6)(13)	7,620,988	47.6%	—	—%
Alesia Haas(9)	—	—%	—	—%
Directors
Allan S. Bufferd	—	—%	—	—%
Marcy Engel	—	—%	—	—%
Michael D. Fascitelli	—	—%	—	—%
Richard G. Ketchum	—	—%	—	—%
Georganne C. Proctor	—	—%	—	—%
All Directors and Executive Officers as a Group (11 persons)	8,348,122	52.1%	5,024,137	37.1%
* Less than 1%

(1)
Our executive managing directors are parties to an exchange agreement with the Registrant, our intermediate holding companies and each of the Oz Operating Group entities (the “Class A Unit Exchange Agreement”), under which each of our executive managing directors is entitled to exchange their Group A Units for Class A Shares (or, at our option, the cash equivalent thereof) on a one-for-one basis, subject to exchange rate adjustments for splits, unit distributions and reclassifications and subject to vesting and book-up requirements. Each of our executive managing directors holding Group A Units holds one Class B Share for each Group A Unit held by such executive managing director. See Note (2) below. Upon any such exchange of Group A Units for Class A Shares, an executive managing director’s corresponding Class B Shares will be automatically canceled and, as a result, there will be no effect on the number of voting Shares outstanding. Exchanges of vested Group A Units for our Class A Shares are subject to transfer restrictions that generally limit our executive managing directors’ ability to transfer or exchange Group A Units. For additional details with respect to the rights of our executive managing directors to exchange their Group A Units, please see “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization.”

(2)
The Class B Shares entitle the holders to one vote per share, but have no economic rights. Each of our executive managing directors holding Group A Units holds one Class B Share for each Group A Unit. In addition, each of our executive managing directors holding Group P Units holds one Class B Share for each Group P Unit, and each of our executive managing directors holding Group A-1 Units (to the extent the associated Group E Units have not vested) holds one Class B Share for each Group A-1 Unit. One Class B Share will be issued to each holder of Group E Units upon the vesting of each such holder’s Group E Unit, at which time a corresponding number of Class B Shares held by holders of Group A-1 Units will be canceled. For additional details with respect to the Group P Units and the associated Class B Shares, please see “Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Group P Units.” All of our Class B Shares are held by our executive managing directors, and each of our executive managing directors owning Class B Shares (including each of our Named Executive Officers) granted to the Class B Shareholder Committee, the sole member of which is currently Mr. Och, an irrevocable proxy to vote all of their Class B Shares as such Committee shall determine, until the “Transition Date,” which will be the 30th day following the completion of the Liquidity Redemption (as defined below), subject to extension in certain cases whereby Mr. Och or his related parties are not permitted to effect redemptions of their capital in funds managed by the Company. Unless the Transition Date first occurs, this proxy will survive until the later of (i) Mr. Och’s withdrawal, death or disability or (ii) such time as our executive managing directors hold less than 40% of the total combined voting power of our Company. See Note (12) below regarding the issuance of Class B Shares upon the vesting of Group E Units.

(3)	Based on 49,905,353 Shares, 20,446,401 Class A Shares and 29,458,952 Class B Shares issued and outstanding as of March 18, 2019.

(4)
Mr. Levin’s beneficial ownership includes 29,121 Class A Shares, 91,855 Group A Units and 651 Group E Units beneficially owned by trusts that are for the benefit of Mr. Levin or members of the Levin family. Mr. Levin also holds 1,771,048 Class B Shares, with respect to which he has granted an irrevocable voting proxy to the Class B Shareholder Committee as described in Note (2) above.

(5)
Mr. Cohen’s beneficial ownership includes 26,477 Group A Units that are held by trusts that are for the benefit of Mr. Cohen or members of the Cohen family. Mr. Cohen holds 1,024,949 Class B Shares, with respect to which he has granted an irrevocable voting proxy to the Class B Shareholder Committee as described in Note (2) above.

(6)	Mr. Och served as the Company’s Chief Executive Officer until February 5, 2018. In connection with the Recapitalization, Mr. Och will resign as Chairman effective March 31, 2019.

(7)
Mr. Och has direct beneficial ownership of 12,729,954 Class B Shares and, as the sole member of the Class B Shareholder Committee, has beneficial ownership of the 16,728,998 Class B Shares held by the other executive managing directors that are subject to the irrevocable voting proxy described in Note (2) above.

(8)	The total voting power percentage shown for Mr. Och reflects all Class B Shares subject to the irrevocable voting proxy described in Note (2) above.

(9)	Ms. Haas resigned from the Company effective June 1, 2018.

(10)
Based solely on a Schedule 13D, Amendment No. 3 filed with the SEC on August 12, 2014 (but giving effect to the Company’s 1-for-10 reverse share split that was effective following the close of trading on NYSE on January 3, 2019), DIC, Dubai Holding Investments Group LLC (“DHIG”), Dubai Holding LLC (“Dubai Holding”), Ahmad Abdulla Juma Bin Byat and HE Mohammad Abdullah Ali Al Gergawi reported shared dispositive power and shared voting power over these shares. DIC is a wholly owned indirect subsidiary of Dubai Holding, which is majority-owned by Mr. Gergawi. The address for DIC is c/o Maples Corporate Services Limited, PO Box 309, Ugland House Grand Cayman KYI-1104, Cayman Islands. The address for DHIG, Dubai Holding, Mr. Bin Byat and Mr. Gergawi is c/o Dubai Holding LLC, Emirates Towers, Offices, Level 49, P.O. Box 73311, Dubai, United Arab Emirates.

(11)
Based solely on a Schedule 13G, Amendment No. 2 filed with the SEC on January 26, 2017 (but giving effect to the Company’s 1-for-10 reverse share split that was effective following the close of trading on NYSE on January 3, 2019), Abrams Capital, LLC (“Abrams Capital”), Abrams Capital Management, LLC (“Abrams CM LLC”), Abrams Capital Management, L.P. (“Abrams CM LP”) and David Abrams reported combined shared voting power over 2,223,859 Class A Shares, shared dispositive power for 2,223,859 Class A Shares and aggregate beneficial ownership of 2,223,859 Class A Shares as of January 24, 2017. Abrams Capital Partners II, L.P. (“ACP II”), reported shared voting power for 1,887,640 Class A Shares, shared dispositive power for 1,887,640 Class A Shares, and aggregate beneficial ownership of 1,887,640 Class A Shares as of January 24, 2017. Shares reported for Abrams Capital and Abrams CM LP represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner and Abrams CM LP serves as investment manager. Shares reported for Abrams CM LLC represent shares beneficially owned by Abrams CM LP. Abrams CM LLC is the general partner of Abrams CM LP. Shares reported for Mr. Abrams represent shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. The address for Abrams Capital, Abrams CM LLC, Abrams LP, ACP II and Mr. Abrams is 222 Berkeley Street, 21st Floor, Boston, MA 02116.

(12)
Group E Units are limited partner profits interests issued to certain executive managing directors that are only entitled to future profits and gains. One Class B Share will be issued to each holder of Group E Units upon the vesting of each Group E Unit of such holder, at which time a corresponding number of Class B Shares held by holders of Group A-1 Units will be canceled and, as a result, there will be no effect on the number of voting Shares outstanding. For additional details, please see “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization.”

(13)	Mr. Och’s beneficial ownership includes 5,244,085 Group A Units beneficially owned by trusts that are for the benefit of members of the Och family.

Beneficial ownership has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either alone or shared with others, the power to vote or dispose of such securities. The rules also treat as beneficially owned all securities that would be receivable upon the conversion or vesting of derivative securities within 60 days as of the determination date. None of our executive officers or directors has received any equity grants that will vest in the 60 days after March 18, 2019.
The foregoing table does not reflect Group P Units, which are subject to both a Service Condition and a Performance Condition as further discussed below in “—Executive Officers Incentive Compensation Programs—Group P Units,” and which are disclosed below in “—Compensation Committee Report—Outstanding Equity Awards at Fiscal Year End 2018.”
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of our Class A Shares, to file with the SEC reports of ownership and changes in ownership of our equity securities. To the Company’s knowledge, and based on a review of the copies of such reports filed with the SEC or provided to us, together with written representations from our officers and directors that no other reports were required to be filed during 2018, we believe that during the year ended December 31, 2018, our executive officers, directors and shareholders who beneficially own more than 10% of our Class A Shares filed on a timely basis all reports due under Section 16(a).

EXECUTIVE AND DIRECTOR COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Leadership Changes in 2018
On February 5, 2018, Mr. Shafir joined the Company as Chief Executive Officer, replacing Mr. Och who had previously served in such capacity. For the remainder of 2018, Mr. Och served as the Company’s Chairman and as an Executive Managing Director. In connection with the Recapitalization, Mr. Och will resign as Chairman effective March 31, 2019. For additional information regarding Mr. Och’s departure from the Board in connection with the Recapitalization, see “—Subsequent Events—Recapitalization.”
On April 16, 2018, Mr. Sipp joined the Company as Chief Financial Officer, replacing Ms. Haas who had previously served in such capacity. Ms. Haas resigned from the Company effective June 1, 2018.
Each of Messrs. Levin, Cohen, and Levine continued in their capacity as Co-Chief Investment Officer and Head of Global Credit, President and Chief Operating Officer, and Chief Legal Officer, respectively.
Messrs. Shafir, Och, Sipp, Levin, Cohen, and Levine and Ms. Haas are included in the “Summary Compensation Table for 2018” below (each, a “Named Executive Officer”).
Background and Evolution of Compensation Programs
Each of our Named Executive Officers, other than Ms. Haas, is a limited partner of each of the Oz Operating Group entities. The compensation of our executive managing directors is generally provided through their interests in the Oz Operating Group entities and pursuant to the issuance of Class A restricted share units (“RSUs”). For that reason, and except where otherwise provided, the discussion below addresses our compensation philosophy for our executive managing directors in general, including our Chief Executive Officer, Chief Financial Officer and other Named Executive Officers.
Since our inception in 1994, our objective in setting compensation for our executive managing directors has been to align their interests with those of the investors in the funds by entering into agreements with our executive managing directors that provide for the payment of discretionary distributions on their interests in the Oz Operating Group as their primary form of compensation. To further align interests, we have offered them the opportunity to invest their own capital in our funds.
When we became a public company in November 2007, we continued implementing this objective and also sought to significantly align the interests of our executive managing directors with those of our Class A Shareholders by reclassifying each executive managing director’s interests in the Oz Operating Group as Group A Units, which represent common equity interests in the Oz Operating Group entities. The Group A Units are exchangeable for our Class A Shares on a one-for-one basis (subject to certain exchange rate adjustments for splits, unit distributions and reclassifications). The holders of such Group A Units generally receive distributions only when distributions are made to our Class A Shareholders. The Group A Units granted to our pre-IPO partners (“Pre-IPO Partners”) in connection with the reorganization of our business that took place prior to the 2007 Offerings generally became fully vested in 2012, although they remain subject to minimum retained ownership requirements and transfer restrictions. For details on the treatment of Group A Units in the Recapitalization, please see “—Subsequent Events—Recapitalization,” below.
In addition, all of our active executive managing directors hold a Class C non-equity interest in each of the Operating Partnerships (“Class C Non-Equity Interests”), in respect of which the Compensation Committee, together with the Chairman of the Partnership Management Committee, may determine to make discretionary income allocations to such active executive managing directors. These interests are issued to our executive managing directors to provide us with flexibility in compensating our executive managing directors and to help ensure our ability to attract and retain top executive talent. The terms of the Group A Units, Class C Non-Equity Interests and other interests in the Oz Operating Group entities that are and may be held by our executive managing directors are set forth in the Operating Group Limited Partnership Agreements.
New executive managing directors admitted to the Oz Operating Group following the IPO have in connection with their admission generally received grants of Group D Units, which represent non-equity profits interests in the Oz Operating Group entities. We have also issued Group D Units to certain executive managing directors, as distributions on PSIs, and in connection with other performance-related grants. Group D Units receive cash distributions equal in amount to, and at the same time as, distributions paid with respect to Group A Units, corresponding to the timing of dividends paid to holders of our Class A Shares, and each Group D Unit automatically converts into a Group A Unit when there has been sufficient appreciation (as described in “—Executive Officer Incentive Compensation Programs—Group D Units,” below) to result in such Group D Unit becoming economically equivalent to one Group A Unit. In 2018, we made grants of Group D Units to our executive managing directors, including some of our Named Executive Officers, as discussed in “—Partner Agreements, Severance Benefits and Change in Control Provisions” below.
Beginning in 2016, the Oz Operating Group began to issue PSIs to active executive managing directors. PSIs are non-equity, limited partner profits interests in the Oz Operating Group entities that generally participate in distributions of future profits of the Oz Operating Group on a pro rata basis with the Group A, B and D Units, with distributions payable in a combination of cash, deferred cash interests (“DCIs”) and Group D Units, and are described more fully in “—Executive Officer Incentive Compensation Programs—Profit Sharing Interests,” below. The Oz Operating Group has not granted any PSIs since March 2017.
Beginning in 2017, the Oz Operating Group entities began making grants of DCIs pursuant to the Och-Ziff Deferred Cash Interest Plan (the “DCI Plan”), discussed further in “—Executive Officer Incentive Compensation Programs—Deferred Cash Interests” below. We believe that the vesting terms of DCIs, described further below, create retention incentives for Named Executive Officers. Also beginning in 2017, the Oz Operating Group entities began making grants of Group P Units pursuant to Operating Group Limited Partnership Agreements, discussed further in “—Executive Officer Incentive Compensation Programs—Group P Units,” below. We believe that the service portion of the vesting terms of Group P Units, described further below, create retention incentives for Named Executive Officers.  In addition, the associated performance threshold creates significant alignment with our Class A Shareholders.
We may grant RSUs to our executive managing directors, including grants of RSUs instead of the portion of distributions we make in respect of PSIs that would otherwise be made in the form of Group D Units as described above. In 2018, we granted Class A performance-based RSUs (“PSUs”) to Mr. Shafir and RSUs to Messrs. Shafir, Sipp and Levin, and in 2019, we granted RSUs to certain of our Named Executive Officers in respect of their 2018 annual bonus, in each case, pursuant to the 2013 Plan, as discussed further in “—Executive Officer Incentive Compensation Programs—PSUs and RSUs” below.
We believe that ownership of substantial interests in the Oz Operating Group by our executive managing directors, including each of our Named Executive Officers, creates significant alignment with our Class A Shareholders and investors in our funds and strengthens our culture of teamwork and collaboration. These ownership interests are also subject to transfer restrictions which are designed to ensure continuation of that ownership. Furthermore, we continue to encourage our Named Executive Officers and other executive managing directors to invest their own capital in the funds that we manage. As a result of these investments, our executive managing directors continue to have significant interests in our funds.
Highlights of 2018 Compensation
The compensation awarded in respect of 2018 to our executive managing directors, including each of the Named Executive Officers, was consistent with our long-term compensation philosophy of aligning the interests of our executive managing directors with those of the investors in the funds and our Class A Shareholders by providing them with income payments based primarily on their interests in our business.
For 2018, Mr. Och was not awarded any salary, bonus, cash compensation or other discretionary compensation except for personal security and certain other limited perquisites of the type that we have customarily paid to all of our executive managing directors.
Our other Named Executive Officers received the following cash and other incentive compensation for 2018:

•
Mr. Shafir received a base salary of $1,809,524 (which represents his prorated annual base salary of $2,000,000 per year since he joined the Company on February 5, 2018). In addition to his base salary, Mr. Shafir received a discretionary annual bonus in the amount of $2,000,000, of which $1,200,000 was paid in cash, and the remaining $800,000 was delivered in the form of DCIs awarded under the DCI Plan.

•
Mr. Sipp received aggregate quarterly payments totaling $331,044, (which represents his prorated quarterly payments of $500,000 per year since he joined the Company on April 16, 2018). In addition to those quarterly payments, Mr. Sipp received a guaranteed annual bonus in the amount of $1,500,000 and an additional discretionary bonus in the amount of $868,956. With respect to his guaranteed annual bonus, of which $767,582 was paid in cash, $366,209 was delivered in the form of DCIs awarded under the DCI Plan, and the remaining

$366,209 was delivered in the form of RSUs under the 2013 Plan. The discretionary bonus was paid entirely in cash.

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Mr. Levin received aggregate quarterly payments totaling $4,000,000. In addition to those quarterly payments, Mr. Levin received a guaranteed annual bonus in the amount of $2,000,000, of which $200,000 was paid in cash, $900,000 was delivered in the form of DCIs awarded under the DCI Plan, and the remaining $900,000 was delivered in the form of RSUs under the 2013 Plan.

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Mr. Cohen received aggregate quarterly payments totaling $2,000,000. In addition to those quarterly payments, Mr. Cohen received a discretionary annual bonus in the amount of $700,000, of which $525,000 was paid in cash, $87,500 was delivered in the form of DCIs awarded under the DCI Plan, and the remaining $87,500 was delivered in the form of RSUs under the 2013 Plan.

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Mr. Levine received aggregate quarterly payments totaling $500,000. In addition to those quarterly payments, Mr. Levine received a guaranteed annual bonus in the amount of $1,500,000 and an additional discretionary bonus in the amount of $520,000. With respect to his guaranteed annual bonus, $1,000,000 was paid in cash, $250,000 was delivered in the form of DCIs awarded under the DCI Plan, and the remaining $250,000 was delivered in the form of RSUs under the 2013 Plan. The discretionary bonus was paid $390,000 in cash, $65,000 was delivered in the form of DCIs awarded under the DCI Plan, and the remaining $65,000 was delivered in the form of RSUs under the 2013 Plan.

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Each of Messrs. Sipp, Cohen and Levine received payments in the amounts of $49,587 for 2018 pursuant to the Partner Incentive Pool (the “Partner Incentive Pool”) which amounts were paid on January 31, 2019.

•	Ms. Haas, who resigned from the Company on June 1, 2018, received aggregate quarterly payments totaling $250,000.

•	Messrs. Levin and Cohen were awarded cash distributions with respect to their Group D Units of $215,091 and $228,624, respectively.

•	Messrs. Shafir, Sipp, Levin, Cohen and Levine each received limited perquisites of the type that we have customarily paid to all of our executive managing directors.
Our Named Executive Officers received the following additional equity or equity-based compensation in 2018:

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In connection with his appointment as Chief Executive Officer, Mr. Shafir received (i) a grant of one vested Group D Unit upon his admission as a limited partner of the Operating Partnerships, (ii) a one-time sign-on grant of 1,200,000 RSUs under the 2013 Plan (the “Shafir Sign-On RSUs”), (iii) a one-time sign-on grant of 1,000,000 PSUs under the 2013 Plan (the “Sign-On PSUs”), and (iv) a grant of 199,203 RSUs in connection with his first annual grant of RSUs, in each case, pursuant to the Shafir Employment Agreement (as defined below).

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In connection with his appointment as Chief Financial Officer, Mr. Sipp received (i) a grant of one vested Group D Unit upon his admission as a limited partner of the Operating Partnerships and (ii) a sign-on grant of 300,000 RSUs under the 2013 Plan (the “Sipp Sign-On RSUs”), in each case, pursuant to the Sipp Partner Agreements (as defined below).

•	Mr. Levin received a grant of 1,340,000 RSUs under the 2013 Plan pursuant to the 2018 Levin Partner Agreements (as defined below).

•	Pursuant to the 2018 Levin Partner Agreements, Mr. Levin forfeited his entire grant of 3,900,000 Group D Units that was previously made to him in 2017.
Summary of Compensation Program Changes for 2019
In connection with the Recapitalization, we made certain changes to our compensation program effective as of the closing of the Recapitalization (as described in “—Subsequent Events—Recapitalization” below).
Compensation Philosophy and Process
We believe that our long-term philosophy of seeking to align the interests of our executive managing directors with those of the investors in our funds and our Class A Shareholders has been a key contributor to our historical growth and success. In furtherance of this philosophy, our compensation programs are designed to attract, retain and motivate executives and other professionals of the highest level of talent and effectiveness. Our Compensation Committee and management regularly reevaluate our compensation programs to ensure we are meeting these objectives.
The Compensation Committee reviews the goals and objectives relevant to our Chief Executive Officer’s compensation.
For the portion of 2018 during which Mr. Shafir served as Chief Executive Officer, Mr. Shafir’s annual compensation included a base salary, discretionary annual bonus and an annual RSU grant under the 2013 Plan. In addition, in connection with his appointment as Chief Executive Officer, Mr. Shafir received the following one-time awards: (i) a grant of one vested Group D Unit upon his admission as a limited partner of the Operating Partnerships, (ii) a sign-on grant of RSUs under the 2013 Plan, and (iii) a sign-on grant of PSUs under the 2013 Plan. For further information, see “—Partner Agreements, Severance Benefits and Change in Control Provisions—Shafir Employment Agreement and Partner Agreements” below. The Compensation Committee intends to evaluate Mr. Shafir’s performance annually to determine whether to provide any additional cash or equity-based compensation in recognition of his performance.
For the portion of 2018 during which Mr. Och served as Chief Executive Officer, Mr. Och’s compensation was limited to certain perquisites. Pursuant to the Operating Group Limited Partnership Agreements, Mr. Och has received, and may prior to the Transition Date receive, his pro rata portion of vested or unvested Group Units forfeited by executive managing directors who have withdrawn from the Oz Operating Group. Such forfeited Group Units are reallocated on a pro rata basis to the remaining active executive managing directors. Mr. Och did not receive any reallocated units in 2018. Considering these items, the Compensation Committee evaluates Mr. Och’s performance annually to determine whether to provide any additional cash or equity-based compensation in recognition of Mr. Och’s performance. The Compensation Committee determined that Mr. Och’s compensation remained appropriate in form and, with respect to perquisites, amount, and the Compensation Committee therefore made no changes to Mr. Och’s compensation for 2018.
The Compensation Committee, with input from the Chief Executive Officer, also reviews the goals and objectives relevant to each of our other Named Executive Officers and similarly undertakes annual performance evaluations to determine whether to provide any additional compensation to these executives. Furthermore, our Compensation Committee may, in its sole discretion, consider recommendations of the Chairman of the Partner Management Committee solely with respect to discretionary income allocations payable on Class C Non-Equity Interests to those of our executive managing directors who are also our Named Executive Officers.
The Compensation Committee is also provided with information concerning the Company’s practices for compensating its managing directors and other employees. In general, our managing directors execute a managing director agreement with us, which provides for a fixed annual salary and an annual discretionary bonus, generally payable in a mix of cash, RSUs and DCIs. Other employees, who do not have employment agreements with us, are compensated with a fixed salary, and may receive an annual discretionary bonus payable in cash and in some cases partly in RSUs. In general, our employee compensation programs are designed to enable us to attract and retain the most talented employees in our industry in keeping with our one-firm, team-based culture, which emphasizes employee collaboration and the success of our Company as a whole. These attributes foster alignment with our Class A Shareholders and investors in our funds. The annual discretionary cash bonuses we pay represent a significant element of our annual compensation and benefits program and are determined in accordance with our team-based culture and, for any given year, are based on a combination of individual performance and the Company’s annual financial performance.
Executive Officer Incentive Compensation Programs
We believe that ownership of substantial interests in the Oz Operating Group and RSUs held by our executive managing directors, including each of our Named Executive Officers, creates significant alignment with our Class A Shareholders and investors in our funds and strengthens our culture of teamwork and collaboration, and in alignment with that philosophy, we sponsor several equity and equity-based incentive plans for our executive managing directors, including our Named Executive Officers, as further described below. For additional information regarding the effects of the Recapitalization on our equity and equity-based incentive plans, please see “—Subsequent Events—Recapitalization.”
Group D Units
Beginning in 2013, executive managing directors have been eligible to receive grants of Group D Units under the Operating Group Limited Partnership Agreements and related plans. Group D Units represent non-equity profits interests in the Oz Operating Group entities and can be granted alone or as a PSI distribution. Generally, Group D Units are entitled to receive cash distributions in equal amounts and at the same time as distributions are paid with respect to Group A Units. Group D Units are only entitled to share in residual assets upon liquidation, dissolution or winding up, and become eligible to participate in any exchange right or tag along right in a change of control transaction to the extent that there has been a threshold amount of appreciation. Each Group D Unit automatically converts into one Group A Unit to the extent that they have become economically equivalent to one Group A Unit.
With respect to our Named Executive Officers, each of Messrs. Shafir and Sipp received a grant of one vested Group D Unit upon their admission as a limited partner in the Oz Operating Group entities. On February 16, 2018, each of the Operating Partnerships entered into a partner agreement with Mr. Levin (the “2018 Levin Partner Agreements”). Pursuant to the 2018 Levin Partner Agreements, Mr. Levin forfeited his entire grant of 3,900,000 Group D Units that was previously made to him in 2017. For details on each of the Named Executive Officer’s Group D Units, including the terms of such grants that vary from the terms generally applicable under the Operating Group Limited Partnership Agreements, please see “—Partner Agreements, Severance Benefits and Change in Control Provisions” below.
The Recapitalization also provides for a “Group D Election” and a “Distribution Holiday,” each as defined and described below in “—Subsequent Events—Recapitalization.” For further details on the effect of the Recapitalization on the Group D Units, please see “—Subsequent Events—Recapitalization.”
Group P Units
In February 2017, the Board approved the 2017 incentive program and creation of Group P Units in order to provide awards which vest on performance metrics relating to total shareholder return. Group P Units entitle the holders to receive distributions of future profits of the Oz Operating Group once the Group P Units vest by satisfying both a Service Condition and a Performance Condition (further discussed below). Once vested, holders are entitled to receive the same distributions per unit on each Group P Unit as holders of the Group A Units and Group D Units. Each vested Group P Unit also becomes exchangeable for one Class A Share (or the cash equivalent thereof) on the terms described in the Group P Unit Exchange Agreement upon achievement of sufficient appreciation to meet a prescribed capital account book-up target. Generally upon a Class P Liquidity Event (as defined in the Operating Group Limited Partnership Agreements), the Service Condition will be waived and each Group P Unit will be entitled to participate pro rata with other Group Units to the extent that (i) the applicable Performance Condition is deemed satisfied based on the price implied by the Class P Liquidity Event; and (ii) sufficient appreciation has occurred to meet a prescribed capital account book-up target.
An award of Group P Units will generally vest if: (i) the executive managing director has continued in uninterrupted service until the third anniversary of the date of grant (the “Service Condition”), and (ii) on or after such date, the total shareholder return on Class A Shares based on the average closing price on the NYSE for the calendar month prior to the date of grant (or for the month of January 2017 with respect to the Group P Units granted to the Named Executive Officers on March 1, 2017) equals or exceeds certain specified thresholds (expressed as percentages, “Performance Thresholds”) (the “Performance Condition”). The Performance Thresholds are set on the date of grant. The Performance Thresholds for the Group P Units granted on March 1, 2017 are as follows: 20% of the Group P Units vest upon a Performance Threshold of 25% being achieved; an additional 40% (for a total of 60%) of the Group P Units vest upon a Performance Threshold of 50% being achieved; an additional 20% (for a total of 80%) of the Group P Units vest upon a Performance Threshold of 75% being achieved; and an additional 20% (for a total of 100%) of the Group P Units vest upon a Performance Threshold of 125% being achieved. Generally, all of an executive managing director’s unvested Group P Units will be forfeited upon the earlier of (i) the termination of the executive managing director’s service for any reason and (ii) the last day of the sixth anniversary of the date of grant. If the executive managing director’s service is terminated for cause at any time, all of the executive managing director’s vested and unvested Group P Units will be forfeited. If the executive managing director retires on or after the date on which the Service Condition is satisfied but prior to the Performance Condition being satisfied, the executive managing director will conditionally retain all of the Group P Units subject to satisfaction of the Performance Condition. If the executive managing director resigns (other than for retirement) or is terminated for any reason other than for cause on or after the date on which the Service Condition is satisfied, any unvested Group P Units will be conditionally retained until the earlier of the first anniversary of the date of such termination and the sixth anniversary of the date of grant, subject to satisfaction of the Performance Condition.
With respect to our Named Executive Officers, Mr. Levin forfeited 2,900,000 Group P Units pursuant to the 2018 Levin Partner Agreements. None of the Named Executive Officers received grants of Group P Units in 2018.
For further details on the effect of the Recapitalization on the Group P Units, including the Distribution Holiday, please see “—Subsequent Events—Recapitalization.”
Profit Sharing Interests
Beginning in 2016, the Oz Operating Group began to grant PSIs to new executive managing directors upon their admission as limited partners to the Oz Operating Group entities. PSIs are non-equity, limited partner profits interests in the

Oz Operating Group that participate in distributions of future profits of the Oz Operating Group on a pro rata basis with the Group A, B and D Units. Distributions on the PSIs are made in a combination of cash (which may include DCIs) and Group D Units, at such times and in such proportions as set forth in the Operating Group Limited Partnership Agreements, subject to the discretion of the Chairman of the Partner Management Committee (currently Mr. Och). The Company may grants RSUs to executive managing directors, instead of Group D Units for the portion of the distribution it makes in respect of PSIs that would otherwise be made in the form of Group D Units. PSIs are subject to forfeiture upon the departure of an executive managing director, and the number of PSIs held by an executive managing director can be increased or decreased each year at the PMC Chairman’s discretion. In the PMC Chairman’s sole discretion, PSIs may participate in a PSI Liquidity Event (as defined in the Operating Group Limited Partnership Agreements) on the same terms as Group A Units, but only to the extent that the PSIs have become economically equivalent to Group A Units, although PSIs do not convert into Group A Units upon becoming economically equivalent to them. PSIs may share in residual assets upon liquidation, dissolution or winding up to the extent that there has been a threshold amount of appreciation subsequent to issuance of the PSIs. The Oz Operating Group has not granted any PSIs since 2017.
For further details on the effect of the Recapitalization on the PSIs, including the Distribution Holiday, please see “—Subsequent Events—Recapitalization.”
Deferred Cash Interests
On February 27, 2017, the Board approved the DCI Plan, pursuant to which DCIs may be granted. DCIs reflect notional fund investments made by the Oz Operating Group on behalf of an executive managing director. Under the terms of the DCI Plan, unless otherwise provided for in an award agreement, DCIs vest in three equal portions over three (3) years commencing on January 1st of the calendar year following the applicable grant date, subject to an executive managing director’s continued service. Upon vesting, the Oz Operating Group pays the executive managing director an amount in cash equal to the notional investment represented by the DCIs, as adjusted for notional fund performance. Under the DCI Plan, except as otherwise provided in an award agreement or partner agreement, in the event of a termination of the executive managing director’s service, any portion of the DCIs that is unvested as of the date of termination will be forfeited.
With respect to our Named Executive Officers, each of Messrs. Shafir, Sipp, Levin, Cohen and Levine are eligible to receive DCIs as a component of payment of their respective annual bonus pursuant to their respective partner agreements, discussed further in “—Partner Agreements, Severance Benefits and Change in Control Provisions” below.
In 2018, each of Mr. Levine and Ms. Haas received a grant of DCIs in respect of their 2017 annual bonus in the amount of $945,000 and $1,400,000, respectively, pursuant to the DCI Plan. Ms. Haas subsequently forfeited her DCIs upon her departure in 2018.
In 2019, we granted DCIs to certain of our Named Executive Officers in respect of their 2018 annual bonus, in each case, pursuant to the DCI Plan.
PSUs and RSUs
In 2018, we granted to Mr. Shafir the Sign-On PSUs in connection with his appointment as Chief Executive Officer pursuant to the Shafir Employment Agreement (as defined below). PSUs entitle the holder to receive a Class A Share, or cash equal to the fair value of a Class A Share at the election of the Board, upon completion of the requisite service period, as well as satisfying certain performance conditions based on achievement of targeted total shareholder return on Class A Shares. PSUs do not begin to accrue dividend equivalents until the requisite service period has been completed and performance conditions have been achieved.
In addition, we have granted RSUs as a form of compensation to certain executive managing directors pursuant to the 2013 Plan. An RSU entitles the holder to receive a Class A Share, or cash equal to the fair value of a Class A Share at the election of the Board, upon completion of the requisite service period. All of the RSUs granted to date accrue dividend equivalents equal to the dividend amounts paid on our Class A Shares. To date, these dividend equivalents have been awarded in the form of additional RSUs that also accrue additional dividend equivalents. Delivery of dividend equivalents on outstanding RSUs is contingent upon the vesting of the underlying RSUs.
In 2018, Mr. Shafir received a grant of RSUs in connection with his first annual grant of RSUs pursuant to the Shafir Employment Agreement, Mr. Sipp received a sign-on grant of RSUs in connection with his appointment as Chief Financial Officer pursuant to the Sipp Partner Agreements (as defined below), and Mr. Levin received a grant of RSUs pursuant to the 2018 Levin Partner Agreements.

In 2019, we granted RSUs to certain of our Named Executive Officers in respect of their 2018 annual bonuses, in each case, pursuant to the 2013 Plan.
Partner Incentive Pool
In July 2018, the Board established the Partner Incentive Pool to further the retention of certain executive managing directors by providing for participation in a cash incentive pool for fiscal year 2018. Three of our Named Executive Officers, Messrs. Sipp, Cohen and Levine, along with certain other of our active executive managing directors, participated in the Partner Incentive Pool for fiscal year 2018. Any amount that becomes payable to participants under the Partner Incentive Pool is in addition to the compensation they are entitled to receive under their existing partner agreements. The Partner Incentive Pool will be calculated based on (i) the gross profit and loss of certain Oz funds multiplied by (ii) a percentage of the pool size, which is subject to a minimum amount of 25 basis points (which is equal to 0.25%). The Chief Executive Officer, in his sole discretion, will determine the amount of the pool based on each of these two factors. The CEO will also determine which active executive managing directors will participate in the Partner Incentive Pool and in what percentages, subject to approval by the Compensation Committee. For 2018, each of Messrs. Sipp, Cohen and Levine received payments in the amounts of $49,587 pursuant to the Partner Incentive Pool which amounts were paid on January 31, 2019. In connection with the Recapitalization, the Compensation Committee approved the extension of the Partner Incentive Pool to continue during the Distribution Holiday (as defined below). For additional information regarding the extension of the Partner Incentive Pool in connection with the Recapitalization, see “—Subsequent Events—Recapitalization—Extension of Partner Incentive Pool.”
Compensation Committee and Compensation Consultants
The Compensation Committee has the power and authority to oversee our compensation policies and programs and makes all compensation related decisions relating to our Named Executive Officers. The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee reviews the charter on an annual basis. The Compensation Committee’s membership is determined by the Board. The Compensation Committee’s members are all independent directors under the rules of the NYSE.
Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Company has provided appropriate funding to the Compensation Committee to do so.
In 2018, the Compensation Committee again retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as a third-party advisor to provide independent advice, research and evaluation in connection with: the terms of compensation for Mr. Shafir, as discussed under “Shafir Employment Agreement and Partner Agreements,” the terms of compensation for Mr. Sipp, as discussed under “Sipp Partner Agreements,” and the terms of compensation for Mr. Levin, as discussed under “Levin Partner Agreements.”
In 2018, Semler Brossy reported directly to the Compensation Committee. Semler Brossy did not provide services to the Company other than as described in the prior paragraph. Specifically, Semler Brossy did not provide, directly or indirectly through affiliates, any other consulting services to management or the Board. The Compensation Committee conducted a specific review of its relationship with Semler Brossy, and determined that Semler Brossy’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act of 2010, by the SEC and by the NYSE. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.
Compensation and Risk
Our compensation program includes elements that discourage excessive risk-taking and that align the compensation of our executive managing directors, managing directors and other employees with our long-term performance. For example, all Group Units held by our executive managing directors at the time of our IPO or issued to our executive managing directors that were admitted after our IPO upon their admission to the Oz Operating Group entities are, or have been, subject to multi-year service vesting conditions. Group Units held by our executive managing directors are also subject to transfer restrictions and a minimum retained ownership requirement. Similarly, the DCIs that may be granted as part of a distribution on an executive managing director’s PSIs or as part of a bonus paid to our executive managing directors or our employees are subject to transfer restrictions and multi-year service vesting conditions. In addition, the PSUs and RSUs held by our executive managing directors, managing directors and other employees are also generally subject to multi-year service vesting conditions. Because of these significant vesting provisions and because of the transfer restrictions applicable to our executive managing directors, the actual amount of compensation realized by our executive managing directors, managing directors and other employees is tied to our long-term performance.
Shareholder Vote on Named Executive Officer Compensation
At our 2017 annual meeting of shareholders, our shareholders voted to hold an advisory vote on executive compensation every three (3) years. Consistent with that vote, the Board resolved to accept the shareholders’ recommendation, and will next hold an advisory vote on executive compensation at the 2020 annual meeting of shareholders. At our 2017 annual meeting of shareholders, our shareholders again expressed their support of the Company’s executive compensation programs. Approximately 95% of the votes cast supported our executive compensation policies and practices. The Compensation Committee viewed the vote as an expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs. As a result of the shareholder advisory vote, the Compensation Committee decided that it was not necessary to implement changes to our executive compensation programs. However, in connection with the Recapitalization, the Compensation Committee determined to implement certain changes to our executive compensation, as discussed above in “Executive Summary—Summary of Compensation Program Changes for 2019” and below in “—Subsequent Events—Recapitalization.”
Partner Agreements, Severance Benefits and Change in Control Provisions
In furtherance of our long-term philosophy of seeking to align the interests of our executive managing directors with those of the investors in our funds and our Class A Shareholders, the Oz Operating Group entities have entered into partner agreements with certain of our executive managing directors. We have entered into partner agreements with each of our Named Executive Officers other than Mr. Och, which provide for certain advances, guaranteed payments and equity grants, as described further below.
Shafir Employment Agreement and Partner Agreements
In connection with Mr. Shafir’s appointment as Chief Executive Officer as of February 5, 2018, Mr. Shafir entered into an executive employment agreement, dated January 27, 2018, between Mr. Shafir and the Company (the “Shafir Employment Agreement”). In addition, Mr. Shafir was appointed to the Board as of February 5, 2018. Given that Mr. Shafir is a member of management, he will not receive any compensation with respect to his service as a director, but he will be reimbursed for reasonable costs and expenses incurred in attending meetings of the Board. The term of the Shafir Employment Agreement ends on February 5, 2022.
As required by the terms of the Shafir Employment Agreement, on March 6, 2018, Mr. Shafir was admitted as a limited partner of each of the Oz Operating Group entities and entered into the Operating Group Limited Partnership Agreements and partner agreements with each such entity (the “Shafir Partner Agreements”), the terms of which are substantially similar to those in the Shafir Employment Agreement, which are described below. The Shafir Partner Agreements superseded and replaced the Shafir Employment Agreement.
Cash Compensation. The Shafir Employment Agreement provides that Mr. Shafir will receive an annual base salary of $2,000,000 and a discretionary annual bonus with a minimum annual bonus equal to 100% of his base salary and a maximum annual bonus equal to 200% of his base salary, which may be paid in a combination of cash, deferred cash or equity awards of the Company; provided, that no less than 60% of each annual bonus will be paid in cash.
Equity Compensation. In connection with entering into the Shafir Employment Agreement, on February 5, 2018, Mr. Shafir received (i) the Shafir Sign-On RSUs, and (ii) the Sign-On PSUs, in each case, subject to the terms of the 2013 Plan.
The Shafir Employment Agreement also provides that Mr. Shafir will receive an annual grant of RSUs equal to $5,000,000 in value at grant (the “Shafir Annual RSUs”) for each year of the term of the Shafir Employment Agreement, subject to the terms of the 2013 Plan. The grant of Shafir Annual RSUs may be reduced in the sole discretion of the Board to no less than 250,000 RSUs in the event that the fair market value of Class A Shares of the Company is less than $20.00 on the date of grant, in which case the remainder of the value of the annual grant will be made in the form of cash-based awards subject to the same terms and conditions as the Shafir Annual RSUs. The first grant of Shafir Annual RSUs was made on February 5, 2018.
The Shafir Sign-On RSUs and the Shafir Annual RSUs will vest in four equal installments on each of the first four anniversaries of the grant date, provided that Mr. Shafir is employed by the Company on each vesting date.

The Sign-On PSUs will conditionally vest if: (i) Mr. Shafir has continued in uninterrupted service until the third anniversary of the grant date (the “PSUs Service Condition”), and (ii) on or after such date, the total shareholder return on Class A Shares of the Company based on the average closing price on the NYSE for the 10 trading days immediately following the date of the public announcement of the appointment of Mr. Shafir as CEO equals or exceeds certain performance thresholds (the “PSUs Performance Condition”) as follows: 20% of the Sign-On PSUs vest if a total shareholder return of 25% is achieved; an additional 40% of the Sign-On PSUs vest if a total shareholder return of 50% is achieved; an additional 20% of the Sign-On PSUs vest if a total shareholder return of 75% is achieved; and the final 20% of the Sign-On PSUs vest if a total shareholder return of 125% is achieved.
If the Sign-On PSUs have not satisfied both the PSUs Service Condition and the PSUs Performance Condition by the sixth anniversary of the grant date, it will be forfeited and canceled immediately.
The Shafir Employment Agreement also provides that for so long as Mr. Shafir is employed by the Company, he will continue to hold at least 50% of the after-tax portion of Class A Shares of the Company delivered in respect of any equity awards (including on settlement of the Shafir Annual RSUs, Shafir Sign-On RSUs and Sign-On PSUs). This restriction will lapse on a termination of employment for any reason or upon a Change in Control.
Change in Control. In the event of a Change in Control (as defined in the Shafir Employment Agreement), all outstanding Shafir Sign-On RSUs and Shafir Annual RSUs will remain outstanding and continue to vest subject to Mr. Shafir’s continued employment with the Company or successor entity in a Substantially Equivalent Position (as defined in the Shafir Employment Agreement); provided, that (A) if Mr. Shafir’s employment with the Company or successor entity is terminated by the Company without cause or by Mr. Shafir because his position has ceased to be a Substantially Equivalent Position, in each case during the period beginning six (6) months prior to a Change in Control and ending on the earlier of the two-year period following a Change in Control and February 5, 2022, or (B) if Mr. Shafir is not offered a Substantially Equivalent Position in such Change in Control and terminates his employment within 30 days following such Change in Control, in each case, then Mr. Shafir will be entitled to the payments and benefits payable on a termination without cause as described below.
In the event of a Change in Control, the PSUs Service Condition with respect to the Sign-On PSUs will be waived (if not already satisfied) but only to the extent that the applicable PSUs Performance Condition has been satisfied pursuant to the price per Class A Share of the Company implied by the Change in Control and the Sign-On PSUs will become vested to the extent the PSUs Performance Condition has been so satisfied, and the remaining unvested Sign-On PSUs, if any, will be forfeited on such date.
Termination of Employment. The Shafir Employment Agreement provides that upon a termination of Mr. Shafir’s employment by the Company without cause, or by Mr. Shafir by reason of his position no longer being a Substantially Equivalent Position, in each case, prior to the expiration of the term, Mr. Shafir will be entitled to receive the following severance benefits (the “Severance Benefit”): (1) a lump sum cash payment equal to (A) if such termination occurs prior to February 5, 2020, the lower of (x) the Base Severance Benefit (as defined below) and (y) $18,000,000, and (B) if such termination occurs on or after February 5, 2020, the lower of (x) the Base Severance Benefit, multiplied by a fraction, the numerator of which is the number of full months remaining in the initial term, and the denominator of which is 24, and (y) $18,000,000; (2) his minimum annual bonus, pro-rated for the fiscal year in which the termination occurs through the termination date; and (3) his annual bonus earned for the most recently completed fiscal year, to the extent such annual bonus was not previously paid. For purposes of the Shafir Employment Agreement, “Base Severance Benefit” means the product of (x) base salary and maximum annual bonus, multiplied by (y) 3.0.
In addition, upon Mr. Shafir’s termination without cause or by reason of his position no longer being a Substantially Equivalent Position as described above, his outstanding equity awards will also be treated as follows: (A) (i) the next two installments of the Shafir Sign-On RSUs will become vested on the termination date (or, for a qualifying termination in connection with a Change in Control, the later of the termination date and the date of the Change in Control), and in addition, to the extent unvested following application of the previous clause, a portion of an additional installment of Shafir Sign-On RSUs, pro-rated for the year of the employment term in which the termination occurs through the termination date, shall also become vested as of such date (and the remaining unvested Shafir Sign-On RSUs, if any, will be forfeited on such date); and (ii) the next two installments of the Shafir Annual RSUs will become vested as of the termination date (or, for a qualifying termination in connection with a Change in Control, the later of the termination date and the date of the Change in Control) and the remaining unvested Shafir Annual RSUs, if any, will be forfeited on such date; and (B) the PSUs Service Condition with respect to the Sign-On PSUs will be waived and Mr. Shafir will conditionally retain any remaining Sign-On

PSUs for a period of up to twenty-four (24) months following the termination date, at which time any such Sign-On PSUs that have not satisfied the PSUs Performance Condition will be forfeited.
If the Company does not offer to renew the Shafir Employment Agreement at the expiration of its term on substantially similar terms, (i) all unvested Shafir Annual RSUs and all unvested Shafir Sign-On RSUs then-held by Mr. Shafir will vest, (ii) Mr. Shafir will retain all of his remaining Sign-On PSUs until the sixth anniversary of the grant date, at which time any such Sign-On PSUs that have not satisfied the Performance Condition will be forfeited, (iii) all equity and deferred awards granted in payment of any annual bonuses then-held by Mr. Shafir will vest and he will receive his annual bonus earned for the most recently completed fiscal year, to the extent such annual bonus was not previously paid, and (iv) Mr. Shafir will receive his minimum annual bonus, pro-rated for the fiscal year in which the termination occurs.
The payment of the Severance Benefit and the treatment of the equity awards upon a qualifying termination of employment as described above under “Change in Control” and “Termination of Employment” in each case, is subject to Mr. Shafir’s execution of a general release of claims against the Company.
Restrictive Covenants. The Shafir Employment Agreement contains non-competition and non-solicitation restrictions, ending on the second anniversary of the date of Mr. Shafir’s termination for any reason (or on the 18-month anniversary in the case of a termination of employment upon or following the expiration of the term of the Shafir Employment Agreement in the case of the restrictions on competition and solicitation of the Company’s investors), as well as confidentiality and other restrictions that are generally consistent with those applicable to the Company’s other executives.
Sipp Partner Agreements
In connection with Mr. Sipp’s appointment as Chief Financial Officer and admission as a limited partner of the Oz Operating Group entities, each of the Oz Operating Group entities entered into an agreement with Mr. Sipp on July 19, 2018, effective as of May 3, 2018 (the “Sipp Partner Agreements”). The Sipp Partner Agreements were subsequently amended in connection with the Recapitalization by an omnibus agreement described below in “—Subsequent Events—Recapitalization—Management Arrangements.”
Under the terms of the Sipp Partner Agreements, upon admission, Mr. Sipp was granted one vested Group D Unit. The term of the Sipp Partner Agreements continues through December 31, 2020 or such earlier date as Mr. Sipp ceases to serve as an active limited partner, which may be extended by mutual agreement of Mr. Sipp and the Oz Operating Group entities pursuant to the terms thereof.
Pursuant to the Sipp Partner Agreements, Mr. Sipp is entitled to a quarterly cash payment, paid to him at a rate of $500,000 per year (as prorated for 2018 to reflect his partial year of service). In addition to those quarterly cash payments, each year during the term, Mr. Sipp is eligible to receive conditional performance-based discretionary awards under the Sipp Partner Agreements (i.e. an annual bonus), which may be paid in a combination of cash, DCIs or RSUs; provided, that no less than 60% of the total annual amount of compensation (consisting of quarterly cash payments and annual bonus) will be paid in cash; provided, further, that minimum total annual amount may be no less than $1,831,043 for fiscal year 2018 or $2,000,000 for each of fiscal years 2019 and 2020. Any RSUs granted in respect of Mr. Sipp’s annual bonus will be subject to three-year annual vesting; provided, that if Mr. Sipp’s service is terminated by the Oz Operating Group entities without cause or as a result of his death or disability, then any unvested RSUs will remain outstanding and continue to vest on the applicable vesting date, subject to Mr. Sipp’s execution of a general release of claims and compliance with the restrictive covenants set forth in the Sipp Partner Agreements. In addition, for any DCIs awarded in respect of Mr. Sipp’s annual bonus, if Mr. Sipp’s service is terminated by the Oz Operating Group entities without cause, then any unvested DCIs will remain outstanding and continue to vest on the applicable vesting date, subject to Mr. Sipp’s execution of a general release of claims and compliance with the restrictive covenants set forth in the Sipp Partner Agreements.
On May 3, 2018, pursuant to the Sipp Partner Agreements, Mr. Sipp received the Sipp Sign-On RSUs. The Sipp Sign-On RSUs will vest in three equal annual installments on each of May 3, 2019, 2020 and 2021, so long as Mr. Sipp is an active limited partner on each vesting date and has not provided notice of his intention to resign on or before each vesting date. Notwithstanding the foregoing, if (i) Mr. Sipp’s service is terminated by the Oz Operating Group entities without cause at any time prior to the end of the term, then 50% of any unvested Sipp Sign-On RSUs will remain outstanding and continue to vest on the applicable vesting date and the remaining 50% of any unvested Sipp Sign-On RSUs will be forfeited, or (ii) Mr. Sipp’s service is terminated due to his death or disability at any time prior to the end of the term or if the term is not extended, in either case, then any unvested Sipp Sign-On RSUs will remain outstanding and continue to vest on the applicable vesting date, in each case, subject to Mr. Sipp’s execution of a general release of claims and compliance with the restrictive covenants set forth in the Sipp Partner Agreements.

Pursuant to the Sipp Partner Agreements, if Mr. Sipp’s service is terminated by the Oz Operating Group entities without cause at any time prior to the end of the term and subject to his execution of a general release of claims and compliance with the restrictive covenants set forth therein, Mr. Sipp will be entitled to receive a lump-sum cash severance payment within 60 days following the date of termination in an amount equal to the product of (i) fifty percent (50%) and (ii) the difference between (x) an amount equal to the sum of (A) the pro-rated portion of his quarterly cash payments in respect of the second quarter of fiscal year 2018 and (B) $5,750,000, less (y) the aggregate amount of quarterly cash payments and annual bonuses paid or awarded (based on their grant date fair value as applicable) to Mr. Sipp prior to the date of termination; provided that no amount of annual bonus will be deemed to be more than $1,500,000 for purposes of computing this severance payment.
Levin Partner Agreements
General. In connection with Mr. Levin’s admission as a limited partner of the Oz Operating Group entities, each of the Oz Operating Group entities entered into an agreement with Mr. Levin on November 10, 2010 (the “Initial Levin Partner Agreements”). In addition, (i) on January 28, 2013 each of the Oz Operating Group entities entered into an additional agreement with Mr. Levin reflecting certain additional terms and conditions of his arrangements with the Oz Operating Group entities (the “2013 Levin Partner Agreements”); and (ii) on February 14, 2017, each of the Oz Operating Group entities entered into an additional agreement with Mr. Levin, in connection with Mr. Levin’s commitment to remain with the Oz Operating Group entities for ten (10) years and serve as Co-Chief Investment Officer (the “2017 Levin Partner Agreements”). On February 16, 2018, each of the Oz Operating Group entities entered into a partner agreement with Mr. Levin (the “2018 Levin Partner Agreements”) in order to more closely align Mr. Levin’s potential compensation with his then current role and responsibilities as Co-Chief Investment Officer and importantly strongly align his economic interests with our clients. The 2018 Levin Partner Agreements, as summarized below, replaced and superseded the Initial Levin Partner Agreements, the 2013 Levin Partner Agreements and the 2017 Levin Partner Agreements. The 2018 Levin Partner Agreements were subsequently amended in connection with the Recapitalization by an omnibus agreement described below in “—Subsequent Events—Recapitalization—Management Arrangements.”
Term. The 2018 Levin Partner Agreements are effective as of January 1, 2018, and include provisions that are applicable for the period ending on December 31, 2019. The term shall be subject to extension by mutual agreement of Mr. Levin and the intermediate holding companies, as general partners of the Oz Operating Group entities (the “General Partners”), upon approval by the majority of the Board.
Responsibility and Reporting. Mr. Levin shall serve as a Co-Chief Investment Officer (or sole Chief Investment Officer) of the Company, and shall report to the Chief Executive Officer of the Company. The Chief Executive Officer shall have ultimate authority over investment activities and the Co-Chief Investment Officers (or sole Chief Investment Officer) shall have day-to-day management responsibility for such activities.
Compensation. Mr. Levin shall be entitled to $4,000,000 in cash annually (the “Annual Draw”). The Annual Draw shall be distributed in advance on a quarterly basis and shall be treated as a non-refundable credit against the annual bonus (as defined below) that Mr. Levin may receive in respect of such fiscal year.
The annual bonus shall be calculated as the product of (i) the gross profit and loss for such fiscal year based on the performance of certain specified Oz funds and (ii) the Participation Ratio (as defined in the 2018 Levin Partner Agreements) for such fiscal year, subject to a high water mark adjustment. The Participation Ratio shall range from 1.1% to 1.5%, as determined by the Compensation Committee based on a recommendation of the Chief Executive Officer. The minimum annual bonus for any year shall be $7,500,000 inclusive of the Annual Draw.
The annual bonus (including the Annual Draw) shall be paid consistent with the following percentages: 70% in cash, 15% in RSUs under the 2013 Plan (such RSUs, the “Bonus Equity”), and 15% in DCIs. The Bonus Equity and DCIs shall generally vest over three (3) years from the time of grant, subject to various exceptions. In the event Mr. Levin is terminated or resigns, then all or a portion of these RSUs and DCIs may be forfeited in accordance with the terms of the 2018 Levin Partner Agreements as described below.
Equity Interests. The 2018 Levin Partner Agreements provide the following with respect to Mr. Levin’s outstanding equity interests in the Oz Operating Group entities and the Company:

•
Mr. Levin shall retain 1,100,000 vested Group A Units and Group D Units that he received under the Initial Levin Partner Agreements and the 2013 Levin Partner Agreements (the retained units he received under the 2013 Levin Partner Agreements, the “Retained 2013 Units”) and forfeit an aggregate of 4,850,000 unvested Group A Units and Group D Units that he received under the 2013 and the 2017 Levin Partner Agreements;

•	Mr. Levin shall retain 1,000,000 of the Group P Units (the “Retained P Units”) and forfeit 2,900,000 of the Group P Units that he received under the 2017 Levin Partner Agreements; and

•
Mr. Levin shall receive 1,340,000 RSUs, of which 390,000 shall vest on December 31, 2018 and the remainder generally vest over the next five (5) years, subject to his continued service on the applicable vesting dates and various exceptions.

In the event Mr. Levin’ is terminated or resigns, then all or a portion of the Group Units and RSUs described above may be forfeited in accordance with the terms of the 2018 Levin Partner Agreements as described below.
Treatment of Equity in the Event of Withdrawal. The 2018 Levin Partner Agreements provide that in the event of Mr. Levin’s withdrawal from the Oz Operating Group entities:

•	The Retained 2013 Units shall be treated as follows:
◦If Mr. Levin is terminated with cause, then he forfeits 50% of the Retained 2013 Units and retains the other 50% of the Retained 2013 Units;
◦If Mr. Levin resigns (other than due to the General Partners not making a Company Extension Offer (as described below)), then he forfeits 30% of the Retained 2013 Units and retains the other 70% of the Retained 2013 Units; and
◦If Mr. Levin is terminated without cause or the General Partners elect not to make a Company Extension Offer, then he retains 100% of the Retained 2013 Units;

•	The Retained P Units shall be treated as follows:
◦If Mr. Levin is terminated with cause during the term of the 2018 Levin Partner Agreements, then he forfeits 100% of his vested and unvested Retained P Units;
◦If Mr. Levin resigns (other than due to the General Partners not making a Company Extension Offer), then he forfeits 100% of his unvested Retained P Units;
◦If Mr. Levin is terminated without cause prior to March 1, 2020, or the General Partners elect not to make a Company Extension Offer, then he conditionally retains 75% of the Retained P Units; and
◦In the case of any other withdrawal, the Retained P Units shall be treated the same as other Group P Units under the Operating Group Limited Partnership Agreements;

•	The 2013 RSUs shall be treated as follows:
◦If Mr. Levin is terminated with cause, then he forfeits 100% of any 2013 RSUs he holds, 50% of any Class A Shares of the Company delivered to him upon settlement of such RSUs (the “Related Class A Shares”), 50% of the after-tax proceeds from any sale of any Related Class A Shares and 50% of any distributions received in respect of any Related Class A Shares;
◦If Mr. Levin resigns (other than due to the General Partners not making a Company Extension Offer), then he forfeits 30% of any Related Class A Shares, 30% of the after tax proceeds from any sale of any Related Class A Shares and 30% of any distributions received in respect of any Related Class A Shares;
◦If Mr. Levin resigns (other than due to the General Partners not making a Company Extension Offer or following a Change in Position (as defined in the 2018 Levin Partner Agreements)), then he forfeits 100% of the 2013 RSUs;
◦If Mr. Levin is terminated without cause, resigns following a Change in Position or the General Partners elect not to make a Company Extension Offer, then the next two installments of the 2013 RSUs scheduled to vest shall vest upon the occurrence of such event; and
◦If Mr. Levin does not accept a Company Extension Offer, then he forfeits all 2013 RSUs;

•	The 2017 RSUs shall be treated as follows:

◦If Mr. Levin is terminated with cause, then he forfeits 100% of any 2017 RSUs he holds, 50% of any Related Class A Shares, 50% of the after-tax proceeds from any sale of any Related Class A Shares and 50% of any distributions received in respect of any Related Class A Shares;
◦If Mr. Levin resigns prior to March 1, 2021 (other than due to the General Partners not making a Company Extension Offer), then he forfeits 32.5% of the Related Class A Shares, 32.5% of the after-tax proceeds from any sale of any Related Class A Shares and 32.5% of any distributions received in respect of any Related Class A Shares;
◦If Mr. Levin resigns for any reason, then he forfeits 100% of any 2017 RSUs he holds; and
◦If Mr. Levin is terminated without cause, then the 2017 RSUs continue to vest;

•	Any unvested Bonus Equity and DCIs shall be treated as follows:
◦If Mr. Levin is terminated with cause or resigns during the term of the 2018 Levin Partner Agreements (other than following a Change in Position), then he forfeits the Bonus Equity and DCIs;
◦If Mr. Levin is terminated without cause or resigns following a Change in Position, in each case during the term of the 2018 Levin Partner Agreements, then the Bonus Equity and DCIs continue to vest;
◦If Mr. Levin is terminated without cause within twelve (12) months of a Change of Control (as defined for this purpose in the 2018 Levin Partner Agreements), then the Bonus Equity fully vests; and
◦If Mr. Levin remains with the Oz Operating Group entities until the end of the Term, then the Bonus Equity and DCIs generally continue to vest.
Restrictive Covenants. Mr. Levin shall be prohibited from competing with us or soliciting our fund investors or employees for a two-year period upon Mr. Levin’s withdrawal from the Oz Operating Group entities for any reason prior to December 31, 2019, subject to the provisions described below solely in the case of the non-compete. The non-compete may be reduced to one (1) year upon Mr. Levin’s withdrawal from the Oz Operating Group entities (i) for any reason on or after December 31, 2019 or (ii) as a result of (x) the termination of Mr. Levin during the term of the 2018 Levin Partner Agreements without cause or (y) a resignation following (A) a Change of Control in which his role or the 2018 Levin Partner Agreements are not continued or (B) a Change in Position, unless in the case of this clause (ii) the Oz Operating Group entities elect to make a $30,000,000 payment to Mr. Levin payable in installments over a 24-month period. Mr. Levin is also subject to confidentiality and other restrictions that are generally consistent with those applicable to our other executive managing directors. For the avoidance of doubt, the prohibition on Mr. Levin’s ability to solicit our fund investors or employees shall continue until the end of the two-year period after his withdrawal from the Oz Operating Group entities, regardless of when he leaves the firm and under what circumstances.
Rights in Connection with Liquidity Events. In connection with a Tag-Along Sale (as defined in the 2018 Levin Partner Agreements) for 50% or less of the Class A Shares and Group Units, all of Mr. Levin’s vested Group A Units and 10% of his unvested Group A Units may participate regardless of whether he is offered a Substantially Similar Position (as defined in the 2018 Levin Partner Agreements) following the Tag-Along Sale. In connection with a Tag-Along Sale for more than 50% of the Class A Shares and Group Units, then at the option of the Tag-Along Purchaser (as defined in the 2018 Levin Partner Agreements) either (a) all of Mr. Levin’s vested and unvested Group A Units may participate or (b) only vested Group A Units may participate provided that Mr. Levin must be offered a Substantially Similar Position and may be required to enter into an employment contract following the Tag-Along Sale. In the event of a Drag-Along Sale (as defined in the 2018 Levin Partner Agreements), at the option of the General Partners, either (a) all of Mr. Levin’s vested and unvested Group A Units and Group D Units may participate or (b) only vested Group A Units and Group D Units may participate provided that Mr. Levin must be offered a Substantially Similar Position and may be required to enter into an employment contract following the Drag-Along Sale. The Tag-Along Sale and Drag-Along Sale provisions above do not apply to the Retained P Units.
Generally in the event of a Change of Control (as defined for this purpose in the 2018 Levin Partner Agreements), 75% of Mr. Levin’s Group P Units shall be entitled to participate on the same terms and to the same extent as other holders of Group P Units and the remaining 25% of his Group P Units shall vest on the second anniversary of the Change of Control, subject to Mr. Levin’s continued service in a Comparable Position (as defined for this purpose in the 2018 Levin Partner Agreements). The service condition shall be waived and each Group P Unit shall be entitled to participate pro rata with other Group Units to the extent that (i) the applicable performance condition is deemed satisfied based on the price implied by the

Change of Control, and (ii) sufficient appreciation has occurred with respect to each Oz Operating Group entity for such Group P Unit to have become economically equivalent to one Group A Unit.
Generally, in the event of a Change of Control, 50% of Mr. Levin’s 2017 RSUs shall vest upon the Change of Control, and the remaining 50% of Mr. Levin’s unvested 2017 RSUs shall convert into RSUs relating to the same form of consideration paid to the other Class A Shareholders and shall vest on the second anniversary of the Change of Control, subject to his continued service in a Comparable Position.
Severance. Upon Mr. Levin’s withdrawal from the Oz Operating Group entities during the term of the 2018 Levin Partner Agreements as a result of (x) the termination of Mr. Levin during the term without cause or (y) a resignation following (A) a Change of Control in which his role or the 2018 Levin Partner Agreements are not continued or (B) a Change in Position, Mr. Levin shall (i) receive the annual bonus for the portion of the year in which the termination occurs; (ii) receive vesting of the next two installments of the 2013 RSUs scheduled to vest (as described above); (iii) receive either (x) a reduction in his non-compete from two (2) years to one (1) year or (y) a $30,000,000 cash payment payable in three installments over a 24-month period (as described above); (iv) conditionally retain 75% of the Group P Units to the extent provided in the 2018 Levin Partner Agreements in the case of a withdrawal without cause; and (v) receive continued vesting of any Bonus Equity and DCIs (as described above), including the Bonus Equity and DCIs granted in respect of the annual bonus for the year in which the termination occurs.
End of Term. Whether or not the term of the 2018 Levin Partner Agreements is extended beyond December 31, 2019, and provided that Mr. Levin has not withdrawn from the Oz Operating Group entities as of such date, Mr. Levin shall receive his annual bonus for 2019 and continued vesting of any Bonus Equity and DCIs (as described above). In addition, (x) if the General Partners elect not to make a Company Extension Offer, then Mr. Levin shall vest in the next two installments of the 2013 RSUs scheduled to vest (as described above), and (y) if the General Partners elect to make a Company Extension Offer and Mr. Levin elects not to accept such offer, then Mr. Levin is not entitled to vest in the next two installments of the 2013 RSUs. Any non-extension of the term shall be treated as a withdrawal from the Oz Operating Group entities effective as of the last day of the term for all purposes under the 2018 Levin Partner Agreements.
The payment of severance and the treatment of the equity awards upon a withdrawal from the Oz Operating Group entities as described above under “Severance,” “Equity in the Event of Withdrawal” and “End of Term,” in each case, is subject to Mr. Levin’s execution of a general release of claims against the Oz Operating Group entities.
Cohen Partner Agreements
General. In connection with Mr. Cohen’s admission as a limited partner of the Oz Operating Group entities, each of the Oz Operating Group entities entered into an agreement with Mr. Cohen on November 10, 2010 (the “Initial Cohen Partner Agreements”). In addition, (i) on April 15, 2013, each of the Oz Operating Group entities entered into an additional agreement with Mr. Cohen reflecting certain additional terms and conditions of his arrangements with the Oz Operating Group entities (the “2013 Cohen Partner Agreements”), and (ii) on February 22, 2017, each of the Oz Operating Group entities entered into an additional agreement with Mr. Cohen, in connection with Mr. Cohen’s commitment to remain with the Oz Operating Group entities for six (6) years and serve as the President and Chief Operating Officer (the “2017 Cohen Partner Agreements” and, together with the Initial Cohen Partner Agreements and the 2013 Cohen Partner Agreements, the “Cohen Partner Agreements”). The 2017 Cohen Partner Agreements were subsequently amended in connection with the Recapitalization by an omnibus agreement described below in “—Subsequent Events—Recapitalization—Management Arrangements.”
2013 Cohen Retention D Units. The 2013 Cohen Partner Agreements provided for the grant of 262,367 Group D Units to Mr. Cohen (the “2013 Cohen Retention D Units”), which will vest, subject to Mr. Cohen’s continued active involvement with us, in seven equal annual installments commencing on April 15, 2014, and ending on April 15, 2020. Mr. Cohen will forfeit his unvested 2013 Cohen Retention D Units if he departs from the firm prior to April 15, 2020. In addition, in the event that Mr. Cohen is terminated with cause, he will retain only 50% of his vested 2013 Cohen Retention D Units, and forfeit the remaining 2013 Cohen Retention D Units.
2017 Cohen Incentive D Units. Under the terms of the 2017 Cohen Partner Agreements, on March 1, 2017, Mr. Cohen received a grant of 380,000 Group D Units (the “2017 Cohen Incentive D Units”). Subject to Mr. Cohen’s continued service, 50% of the 2017 Cohen Incentive D Units will vest on the third anniversary of the grant date, and the remaining 50% will vest in equal annual installments on each of the following three anniversaries of the grant date, ending on March 1, 2023. Upon a termination, Mr. Cohen generally retains his vested 2017 Cohen Incentive D Units and forfeits his unvested 2017 Cohen Incentive D Units, with the following exceptions: (i) if Mr. Cohen is terminated for cause prior to the sixth anniversary of the grant date, all of Mr. Cohen’s unvested 2017 Cohen Incentive D Units and 50% of his vested 2017 Cohen Incentive D Units will be forfeited upon such termination; (ii) if Mr. Cohen is terminated without cause, then all then-vested 2017 Cohen Incentive D Units will be retained, and a portion of the then-unvested 2017 Cohen Incentive D Units (determined based on years of service since the grant date) will become vested as of the date of termination (with the remaining unvested 2017 Cohen Incentive D Units forfeited); and (iii) if Mr. Cohen resigns at any time, he forfeits all unvested 2017 Cohen Incentive D Units and a portion of his vested 2017 Cohen Incentive D Units (determined based on years of service since the grant date).
2017 Cohen Incentive P Units. Under the terms of the 2017 Cohen Partner Agreements, Mr. Cohen was also granted 670,000 Group P Units on March 1, 2017 (the “2017 Cohen Incentive P Units”). The 2017 Cohen Incentive P Units will generally be subject to the same Service Condition and Performance Condition vesting and forfeiture conditions applicable to the Group P Units of other executive managing directors (see “Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Group P Units”), except as follows: (i) if Mr. Cohen is terminated without cause, all then-vested 2017 Cohen Incentive P Units will be retained, and a portion of the then-unvested 2017 Cohen Incentive P Units (determined based on years of service since the grant date) will become eligible to vest as of the date of termination (with the remaining unvested 2017 Cohen Incentive P Units forfeited) and, depending on length of service, remain outstanding and eligible to vest for a specified period following such termination; (ii) if Mr. Cohen resigns at any time, he forfeits all unvested 2017 Cohen Incentive P Units and a portion of his vested 2017 Cohen Incentive P Units (determined based on years of service since the grant date); and (iii) upon a Change of Control (as defined in the Operating Group Limited Partnership Agreements), as described below. In addition, at such time as the 2017 Cohen Incentive P Units have satisfied the conditions for exchangeability applicable to the other Group P Units (as described in “Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Group P Units”), (I) (x) at any time on or after the third anniversary of the grant date, 50% of the 2017 Cohen Incentive P Units will be immediately exchangeable, and (y) on and after each of the fourth, fifth and sixth anniversaries of the grant date, an additional portion of the 2017 Cohen Incentive P Units may be exchanged such that up to a cumulative percentage of the 2017 Cohen Incentive P Units equal to 66.67%, 83.33% and 100%, respectively, may be exchanged on and after such anniversary, and (II) on a termination without cause after the third, fourth and fifth anniversaries of the grant date, up to a cumulative percentage of the 2017 Cohen Incentive P Units equal to 66.67%, 83.33% and 100%, respectively, may be exchanged on and after such anniversary.
Change of Control (2017 Cohen Incentive Units). With respect to the 2017 Cohen Incentive D Units, generally in the event of a Change of Control, 50% of Mr. Cohen’s unvested 2017 Cohen Incentive D Units will vest and participate in the Change of Control to the extent provided in the Operating Group Limited Partnership Agreements, and the remaining 50% of Mr. Cohen’s unvested 2017 Cohen Incentive D Units will remain outstanding following such Change of Control and will vest on the second anniversary of such Change of Control, subject to Mr. Cohen’s continued service in a Comparable Position (as defined for this purpose in the 2017 Cohen Partner Agreements) (and subject to acceleration upon certain qualifying terminations within two (2) years of the Change of Control). With respect to the 2017 Cohen Incentive P Units, generally in the event of a Change of Control prior to the third anniversary of the grant date, 50% of the 2017 Cohen Incentive P Units that would otherwise be entitled to participate under the terms of the Limited Partnership Agreements (as defined for this purpose in the 2017 Cohen Partner Agreements) shall vest and participate on the same terms and to the same extent as other Group P Units (see “Partner Agreements, Severance Benefits and Change in Control Provisions—Cohen Partner Agreements—2017 Cohen Incentive P Units”), and the remaining 50% of the 2017 Cohen Incentive P Units that would otherwise be entitled to participate under the terms of the Limited Partnership Agreements will vest on the second anniversary of the Change of Control, subject to his continued service in a Comparable Position (and subject to acceleration upon certain qualifying terminations within two (2) years of the Change of Control), and any remaining unvested 2017 Cohen Incentive P Units shall be forfeited. If Mr. Cohen is not offered a Comparable Position upon a Change of Control, then 100% of his 2017 Cohen Incentive D Units and 2017 Cohen Incentive P Units vest as of such Change of Control. In the event of a Change of Control on or after the third anniversary of the grant date, the 2017 Cohen Incentive P Units will participate to the same extent as other Group P Units.
Additional Payments. Under the terms of the 2017 Cohen Partner Agreements, Mr. Cohen will receive cash payments for each of fiscal years 2017, 2018 and 2019 in the aggregate amount of $2,000,000 per year, which will reduce quarterly distributions for such years on an after-tax basis.
Other Provisions. Upon vesting, all of the Group Units granted to Mr. Cohen continue to be subject to transfer restrictions, and, to the extent applicable to such Units, the conditions to conversion into Group A Units (except with respect to Mr. Cohen’s rights to exchange his 2017 Cohen Incentive P Units, to the extent described above).

Levine Partner Agreements
In connection with Mr. Levine’s appointment as Chief Legal Officer and admission as a limited partner of the Oz Operating Group entities, Mr. Levine received an offer letter, dated November 21, 2016 (the “Levine Offer Letter”), outlining the terms and conditions of his service with us. On December 9, 2016, each of the Oz Operating Group entities entered into an agreement with Mr. Levine (the “Initial Levine Partner Agreements”), pursuant to which Mr. Levine was admitted as a limited partner of the Oz Operating Group entities on January 23, 2017, and which superseded and replaced the Levine Offer Letter. On June 2, 2017, each of the Oz Operating Group entities entered into an agreement with Mr. Levine (the “Amended and Restated Levine Partner Agreements”), which amended and restated the Initial Levine Partner Agreements in their entirety. Mr. Levine entered into the Amended and Restated Levine Partner Agreements to align the terms applicable to him with the updated terms applicable to certain of our other executive managing directors which were adopted subsequent to Mr. Levine’s joining the Company. The Amended and Restated Levine Partner Agreements were subsequently amended in connection with the Recapitalization by an omnibus agreement described below in “—Subsequent Events—Recapitalization—Management Arrangements.”
In consideration of his forfeiture of certain compensation from his former employer, Mr. Levine received a sign-on cash bonus payment totaling $98,136 which was paid on May 16, 2017, and a sign-on grant of 49,557 RSUs on January 23, 2017. The RSUs are scheduled to vest in periodic installments through March 1, 2021, subject to Mr. Levine’s continued service with us on each vesting date, provided, that in the event of a withdrawal by Mr. Levine other than for cause or Mr. Levine’s resignation, any unvested RSUs will become vested on the date that the RSUs would have vested if Mr. Levine had otherwise remained in service through such date, subject to Mr. Levine’s execution of a release of claims and continued compliance with his restrictive covenant obligations.
Under the terms of the Amended and Restated Levine Partner Agreements, upon admission, Mr. Levine received a grant of 100,000 PSIs as of January 23, 2017, which number of PSIs may be increased or reduced from time to time, in accordance with the terms of the Operating Group Limited Partnership Agreements.
Under the Amended and Restated Levine Partner Agreements, Mr. Levine receives variable distributions (i.e. an annual bonus) consisting of PSI distributions and additional performance-based discretionary distributions. Mr. Levine’s variable distributions are paid partly in Group D Units and partly in cash and DCIs. Any such Group D Units granted to Mr. Levine will vest in three equal annual installments. Upon vesting, all of the Group D Units granted to Mr. Levine continue to be subject to transfer restrictions, and the conditions to conversion into Group A Units. Any DCIs granted to Mr. Levine as a part of his variable distribution in respect of 2017 will generally be subject to four-year vesting and forfeiture conditions, and DCIs granted thereafter will generally be subject to three-year vesting and the forfeiture terms contained in the DCI Plan (described above in “—Executive Officer Incentive Compensation Programs—Deferred Cash Interests”). Upon vesting, Mr. Levine will receive an amount equal to the notional investment represented by the DCIs.
Under the Amended and Restated Levine Partner Agreements, Mr. Levine is entitled to quarterly cash payments, paid to him at a rate of $500,000 per year, which amounts are paid in addition to the amounts of distributions that are made in respect of his variable distributions.
Non-Competition, Non-Solicitation and Confidentiality Restrictions
We believe that each of our executive managing directors, including all of the Named Executive Officers, should be subject to certain obligations and restrictions to not compete with us, not solicit our employees or the investors in our funds, not disparage us, and not disclose confidential information about our business and related matters. The following is a description of the material terms of such obligations and restrictions contained in the Operating Group Limited Partnership Agreements applicable to each of our executive managing directors as limited partners of the Oz Operating Group entities.
Term of Service or Employment; Full-Time Commitment. Each executive managing director has agreed to devote substantially all of his business time, skill, energy and attention to his responsibilities at the Company in a diligent manner.
Confidentiality. Each executive managing director is required, both during and after his service with us, to protect and only use confidential information in accordance with strict restrictions placed by us on its use and disclosure. Every employee of ours is subject to similar strict confidentiality obligations imposed by agreements entered into upon commencement of service with us.
Non-Competition. During the term of service of each executive managing director and during the Restricted Period (as such term is defined below for this purpose), no executive managing director may, directly or indirectly:

•	engage or otherwise participate in any manner or fashion in any business that is a competing business, either in the United States or in any other place in the world where we engage in our business;

•	render any services to any competing business; or

•	acquire a financial interest in or become actively involved with any competing business (other than as a passive investor holding minimal percentages of the stock of public companies).
Pursuant to the Governance Agreement, dated as of February 7, 2019, among the Company, intermediate holding companies, Operating Partnerships and Mr. Och, certain non-competition restrictions included in the Operating Group Limited Partnership Agreements applicable to the limited partners during the Restricted Period will not apply to any investment related activities or other activities of Willoughby Capital Holdings, LLC (“Willoughby Capital”), Mr. Och’s family office, its employees or related trusts or affiliates (collectively, “Willoughby”) or Mr. Och or his related trusts, affiliates or related parties (collectively, the “DSO Parties”); provided that (i) for so long as Mr. Och is on the Board, the DSO Parties will be subject to restrictions with respect to investment related activities that are no more restrictive than those applicable to any other non-employee director and (ii) during the Restricted Period, Willoughby and the DSO Parties may not invest in an operating entity of, or in the case of Mr. Och, serve as a director, officer, employee or consultant of, any hedge fund or real estate private equity fund except (a) as a passive investor holding less than 2% of the issued and outstanding stock of public companies or (b) as an investor in any operating entity that invests solely on behalf of Willoughby or the DSO Parties.
So long as Willoughby Capital qualifies for the “family office” exemption under the Advisers Act as amended from time to time, certain non-competition and non-solicitation restrictions included in the Operating Group Limited Partnership Agreements applicable to the limited partners during the Restricted Period will not prohibit Willoughby or the DSO Parties from engaging in any investment activities alongside any of the Company, its subsidiaries and their respective affiliates’ current or prospective investors.
Non-Solicitation and Non-Interference. Generally, during the term of service of each executive managing director and during the Restricted Period, no executive managing director may, directly or indirectly, in any manner solicit any of our other executive managing directors, directors, officers or employees to terminate their relationship or service with us, or hire any person who was employed by us or was one of our executive managing directors or directors as of the date of such executive managing director’s termination or whose service or relationship with us terminated within two (2) years prior to or after the date of such executive managing director’s termination. Additionally, in general, no executive managing director may solicit, or encourage ceasing to work with us, any consultant, agent or senior adviser who the individual knows or should know is under contract with us.
In addition, generally during the term of service of each executive managing director and during the Restricted Period, such executive managing director may not, directly or indirectly, in any manner solicit or induce any of our current, former or prospective investors, financing sources, capital market intermediaries or consultants to terminate (or diminish in any material respect) his or its relationship with us for the purpose of associating with any competing business, or otherwise encourage such investors, financing sources, capital market intermediaries or consultants to terminate (or diminish in any respect) his or its relationship with us for any other reason.
Non-Disparagement. During the term of service of each executive managing director, and at all times following the termination of the executive managing director’s service, the executive managing director is prohibited from disparaging us in any way or making any defamatory comments regarding us.
Restricted Period. For purposes of the foregoing covenants, the “Restricted Period” for each of our Named Executive Officers (other than Mr. Och) and for most of our other executive managing directors, means the two-year period immediately following the date of termination of his association with us for any reason. With respect to Mr. Och and his related trusts, affiliates and related parties, the “Restricted Period” ends on December 5, 2020.
Intellectual Property. Each executive managing director is subject to customary intellectual property covenants with respect to works created, invented, designed or developed by such individual that are relevant to or implicated by the executive managing director’s service with us.
Other Provisions. In the case of any breach of the non-competition or non-solicitation provisions described above by an executive managing director, all of such executive managing director’s vested and unvested Group Units and any Class A Shares issued upon exchange of Group A Units, will be reallocated to the remaining active executive managing directors.

In addition, in the case of any breach of the non-competition or non-solicitation provisions described above by an executive managing director, the executive managing director will be required to pay us an amount equal to the total after-tax proceeds received from the sale of any Class A Shares, and any distributions thereon, issued upon exchange of Group A Units during the two-year period prior to the date of such breach, along with the after-tax portion of any performance cash awards conditionally granted to our executive managing directors under the Partner Incentive Pool in respect of the two-year period prior to the date of such breach. In addition, such breaching executive managing director will no longer be entitled to receive payments under the tax receivable agreement we executed with our executive managing directors and the Ziffs in connection with our IPO. We may elect to waive enforcement of any or all of the foregoing consequences in our sole discretion.
Resignation of Chief Executive Officer During 2018
On January 30, 2018, we announced that Mr. Shafir was succeeding Mr. Och as Chief Executive Officer of the Company, as of February 5, 2018. Pursuant to the Recapitalization, Mr. Och recently delivered a resignation as Chairman of the Board effective March 31, 2019. Mr. Och also delivered a resignation as a member of the Board of Directors to become effective as of the next annual meeting of shareholders that occurs at least 30 days following the Transition Date. In addition, Mr. Och delivered a resignation (to become effective as of the Transition Date) from all officer positions of, and from the internal committees, boards of directors, boards of managers and similar governing bodies of, all subsidiaries of the Company and all investment funds or accounts managed by us.
Resignation of Chief Financial Officer During 2018
On April 12, 2018, Ms. Haas submitted her resignation as Chief Financial Officer of the Company and her service with us ended on June 1, 2018. Ms. Haas did not receive an annual bonus for 2018.
Modification to Relinquishment Agreement
The General Partners entered into a Relinquishment Agreement with Daniel S. Och and certain family trusts over which Mr. Och has investment control (the “Och Trusts”) effective as of March 1, 2017 (the “Relinquishment Agreement”). Pursuant to the terms of the Relinquishment Agreement, Mr. Och and the Och Trusts agreed to cancel, in the aggregate, 3.0 million of their vested Group A Units (equivalent to 30.0 million prior to adjustment for the Reverse Share Split). The Relinquishment Agreement also provided that if any of the Group D Units granted to James S. Levin on March 1, 2017 were forfeited, such forfeited units would be reallocated to Mr. Och and the Och Trusts pursuant to the terms of the limited partnership agreements of the Operating Partnerships, up to an aggregate amount of 3.0 million Group Units (equivalent to 30.0 million prior to adjustment for the Reverse Share Split).
The Company and the parties to the Relinquishment Agreement subsequently entered into a Cancellation, Reallocation and Grant Agreement, dated March 28, 2018 and effective as of February 16, 2018, which replaced and superseded the Relinquishment Agreement in its entirety (the “Reallocation Agreement”). Pursuant to the Reallocation Agreement, Mr. Och and the Och Trusts relinquished their rights to receive the 3.0 million Group Units (equivalent to 30.0 million prior to adjustment for the Reverse Share Split) forfeited by Mr. Levin described above, which have been canceled, and Mr. Och instead was provided with the right to direct the General Partners to issue, for strategic hires and/or other business initiatives, up to 2.7 million Group Units (equivalent to 27.0 million prior to adjustment for the Reverse Share Split) (the “Reallocable Group Units”). Subsequently, as part of the Recapitalization, Mr. Och waived his right to reallocate (and, under certain circumstances, be reissued) the Reallocable Group Units.
Subsequent Events
Recapitalization
As previously disclosed, on December 6, 2018, the Company announced that the Company and certain of its subsidiaries, and Daniel S. Och, the Chairman of the Board and its largest shareholder, entered into the Letter Agreement providing for, among other things, the Recapitalization. On February 7, 2019, the Company and certain of its subsidiaries entered into the Implementing Agreements providing for the consummation of the Recapitalization (the “Recapitalization Closing”).
Pursuant to the Recapitalization, Mr. Och and the other holders of Group A Units in each of the Operating Partnerships have collectively reallocated 35% of their Group A Units to existing members of senior management and for potential grants to new hires (the “Class A Reallocation”). The Class A Reallocation has been effected by (i) recapitalizing such Group A Units into Group A-1 Units held by the holders of the Group A Units and (ii) creating and making grants to existing members of senior management (and reserving for future grants to active executive managing directors and new hires) of Group E Units. As more fully described below, the Group A-1 Units will be canceled at such time and to the extent as such Group E Units vest and achieve a book-up. Upon vesting, holders of Group E Units will be entitled to vote a corresponding number of Class B Shares. Following the Liquidity Redemption and Mr. Och’s receipt of the Credit Fund Balance Redemption (as defined below), and until such time as the relevant Group E Units become vested, the Class B Shares corresponding to the Group A-1 Units will be voted pro rata in accordance with the vote of the Class A Shares held by non-affiliates (the “Class A-1 Voting Holiday”). The Recapitalization also provided holders of Group D Units with a one-time election (the “Class D Election”) to convert such holders’ Group D Units into Group E Units, discussed further below.
The receipt by Mr. Och and his related parties of redemption proceeds associated with the redemption of all of their liquid balance in the investment funds or accounts managed by the Company, its subsidiaries and their respective affiliates (other than their liquid balances in the OZ Credit Opportunities Master Fund, Ltd.), for which redemption notices were delivered to effect such redemptions for the quarters ended December 31, 2018 and March 31, 2019 is referred to as the “Liquidity Redemption.” Mr. Och submitted redemption notices for all liquid balances of Mr. Och and his related parties to effect the Liquidity Redemption. The redemption by Mr. Och and his related parties of all their liquid balances in the OZ Credit Opportunities Master Fund, Ltd., which is expected to be redeemed in full on September 30, 2019, for which redemption notices have been delivered is referred to as the “Credit Fund Balance Redemption.”
In the Recapitalization, (i) $200 million of the existing preferred units issued by the Operating Partnerships (the “Existing Preferred”) was restructured into new debt of the Operating Partnerships (the “Debt Securities”) and (ii) the remaining $200 million of Existing Preferred was restructured into new preferred equity securities of the Operating Partnerships (the “New Preferred Securities”), each as described below (collectively, the “Existing Preferred Restructuring”). In addition, the holders of the Existing Preferred have forfeited an additional 749,813 Group A Units (which were recapitalized into Group A-1 Units).
In addition, as part of the Recapitalization, Oz Operating Group initiated a distribution holiday (the “Distribution Holiday”) on the Group A Units, Group D Units, Group E Units, Group P Units, PSIs, and on certain RSUs that will terminate on the earlier of (x) 45 days after the last day of the first calendar quarter as of which the achievement of $600 million of Distribution Holiday Economic Income (as defined in the Operating Group Limited Partnership Agreements) is realized and (y) April 1, 2026.
The Implementing Agreements for the Recapitalization include, among others:

•
Agreements and Plans of Merger (providing for, among other things, the mergers which give effect to the Class A Reallocation and the Existing Preferred Restructuring and pursuant to which the Operating Group Limited Partnership Agreements will be amended and restated, in each case, effective upon the Recapitalization Closing);

•
Restated Operating Group Limited Partnership Agreements (providing for, among other things, changes with respect to the terms of the classes of units of the Operating Partnerships, including the Class D Election, liquidity events, book-up provisions, the Distribution Holiday and withdrawal rights);

•
Distribution Holiday Agreements, as defined below (providing for, among other things, the application of the Distribution Holiday to the RSUs held by the Company’s Chief Executive Officer and the independent directors of the Board);

•	Amended and Restated Class A Exchange Agreement (providing for, among other things, rights and procedures relating to the exchange of vested and booked-up Group A Units);

•	Amended and Restated Registration Rights Agreement (providing for, among other things, the registration and resale of Class A Shares delivered in exchange for Operating Partnership units);

•	New Preferred Unit Designations (providing for, among other things, the terms of the New Preferred Securities issued in the mergers to effect, in part, the Existing Preferred Restructuring);

•	Subordinated Credit Agreement (providing for, among other things, the terms of the Debt Securities issued in the mergers to effect, in part, the Existing Preferred Restructuring);

•	Amended Credit Agreement (providing for, among other things, the consent of the applicable lenders to the Recapitalization pursuant to an amendment to the 2018 Credit Facility (as defined therein));

•	TRA Amendment (amending the tax receivable agreement in connection with the Recapitalization);

•
Governance Agreement (providing for, among other things, the redemption by Mr. Och and related parties of certain balances in the Company funds, certain proxies and voting arrangements, changes to Mr. Och’s director, officer, committee and other positions at the Oz Operating Group entities, certain non-competition and non-solicitation matters, name changes, waiver of general release requirements and escrow arrangements);

•	Consent Agreements (providing for, among other things, release and indemnification arrangements in connection with the Recapitalization); and

•
Management Arrangements (as defined below) and other compensation arrangements (providing for certain compensation and other agreements between the Oz Operating Group and certain members of senior management).

Set forth below is a summary of the Implementing Agreements for the Recapitalization as they relate to executive compensation matters.
Group D Units. Pursuant to the Class D Election, each Group D Unit converted into one Group E-2 Unit. Group E-2 Units are only entitled to future profits and gains and generally vest (i) with respect to Group E-2 Units issued to former executive managing directors, on the date of grant and (ii) with respect to Group E-2 Units issued to active executive managing directors that (a) were converted from vested Group D Units, on December 31, 2019, (b) were converted from unvested Group D Units that were scheduled to vest within 12 months of January 31, 2019, on December 31, 2019, or (c) were converted from any other unvested Group D Units, on the date such Group D Units would have vested; provided that in each case the recipient remains in continuous service through each vesting date, subject to accelerated vesting or continued vesting, as applicable, upon the occurrence of certain liquidity events or a qualifying termination of service.
Group E Units. The Operating Group Limited Partnership Agreements set forth the terms of the Group E-1 Units and Group E-2 Units. Group E-1 Units are only entitled to future profits and gains and generally vest (i) with respect to Group E-1 Units issued to a limited partner holding Group A-1 Units, up to and including the number of Group A-1 Units held by such limited partner immediately following the Recapitalization, on December 31, 2019 and (ii) with respect to all other Group E-1 Units, one-third on each of December 31, 2020, December 31, 2021, and December 31, 2022; provided that in each case the recipient remains in continuous service through each vesting date, subject to accelerated vesting or continued vesting, as applicable, upon the occurrence of certain liquidity events or a qualifying termination of service. The vesting terms of Group E-2 Units are described above in the immediately preceding paragraph. The Operating Partnerships will cause the Company to issue one Class B Share to each holder of Group E Units upon the vesting of each such Group E Unit.
At the Recapitalization Closing, the Oz Operating Group conditionally issued (subject to certain vesting and forfeiture conditions) an aggregate of 9,655,232 Group E-1 Units to certain active executive managing directors. The general partner of the applicable Operating Partnership (“General Partner”) may conditionally issue additional Group E Units (“Additional Group E Units”) in each Operating Partnership to active individual limited partners, in an aggregate number not to exceed the amount described in the Operating Group Limited Partnership Agreements, as specified by the Chief Executive Officer of the Company (with the approval of the Compensation Committee, if applicable).
The Operating Group Limited Partnership Agreements generally prohibit the Oz Operating Group, without the consent of the holders of a majority of Group E Units (until Group E Units representing less than 10% of the Group E-1 Units and Group E-2 Units remain outstanding), from: (A) taking any action that is adverse to the holders of Group E Units in a manner disproportionate to the holders of the Class A Shares; (B) creating any new class of equity securities that would be senior or pari passu to the Group E Units or creating any equity securities in any subsidiary of any of the Operating Partnerships (or amending the terms of an existing class of equity securities to become such equity securities) until the achievement of book-up for all Group E Units following the end of the Distribution Holiday; or (C) amending the book-up provisions of the Operating Group Limited Partnership Agreements in a manner that is adverse to the Group E Units, except as required by a change in applicable law or upon the written advice of outside counsel to the Oz Operating Group. In connection with any such consents to be obtained from the holders of Group E Units, no consent fee or other consideration shall be offered to such holders.
Distribution Holiday. The Operating Group Limited Partnership Agreements have been revised to provide for the Distribution Holiday, which shall terminate on the earlier of (x) 45 days after the last day of the first calendar quarter in which an aggregate of $600 million of Distribution Holiday Economic Income (as defined in the Operating Group Limited Partnership Agreements) has been realized and (y) April 1, 2026. During the Distribution Holiday, (i) the Operating Partnerships shall only make distributions with respect to Group B Units, (ii) the performance thresholds of Group P Units shall be adjusted to take into account performance and distributions during such period, (iii) RSUs will receive in-kind distributions in respect of dividends or distributions paid on the Company’s Class A Shares, in each of the foregoing clauses (i) and (ii) in an aggregate amount not to exceed $4.00 per Group P Unit or RSU (equivalent to $0.40 prior to adjustment for the Company’s reverse share split that was effective as of January 3, 2019), as applicable, cumulatively during the Distribution Holiday, and in accordance with their existing terms (provided that such $4.00 cap shall not apply to any RSUs held by non-executive managing director employees or executive managing directors who are not receiving Group E Units) and (iv) income shall be allocated for book and tax purposes to reflect the revised distribution entitlements of the Group A / B / D / E / P Units. Following the termination of the Distribution Holiday, Group A Units, Group D Units and Group E Units (whether vested or unvested) shall receive distributions even if such Group A Units, Group D Units and Group E Units, as applicable, have not been booked-up.
Distribution Holiday Agreements. In connection with the Distribution Holiday, at the Recapitalization Closing, the Company entered into (i) a letter agreement with Robert Shafir, the Company’s Chief Executive Officer (the “Shafir Distribution Holiday Agreement”), and (ii) letter agreements with each of the independent directors of the Board who holds RSUs (each, a “Director Distribution Holiday Agreement”), in each case, to provide that the Distribution Holiday applies to the RSUs owned by Mr. Shafir and the independent directors of the Board, respectively (the Shafir Distribution Holiday Agreement and each Director Distribution Holiday Agreement, collectively, the “Distribution Holiday Agreements”).
Management Arrangements. In connection with the Recapitalization, at the Recapitalization Closing, each of Messrs. Sipp, Levin, Cohen and Levine and certain other executive managing directors of the Company, each of whom is a member of senior management and a limited partner of the Operating Partnerships, entered into certain omnibus agreements with each of the Operating Partnerships (the “Management Arrangements”) in order to implement the transactions contemplated by the Letter Agreement.
Management Arrangement with Thomas Sipp. The omnibus agreement between Mr. Sipp and each of the Operating Partnerships, which is effective as of the Recapitalization Closing, amends the Sipp Partner Agreements to provide for, among other things, the following:

•
The term of the Sipp Partner Agreements was modified to end on December 31, 2022 (from a term ending on December 31, 2020). If Mr. Sipp’s service continues following the expiration of the term, his service will be on an at-will basis, subject to certain provisions in the Sipp Partner Agreements, as amended, that will survive the expiration of the term.

•
Effective for the 2018 fiscal year and thereafter during the term, Mr. Sipp is eligible to receive a discretionary annual bonus, which may be paid in a combination of current cash, deferred cash or RSUs, as determined by the Compensation Committee, and targeted in the amount of $3,000,000 for the 2018 fiscal year (as prorated to reflect his partial year of service in 2018) and $2,500,000 for the 2019 fiscal year and thereafter and in the form of 75% current cash and 25% in a combination of deferred cash or RSUs; provided, that Mr. Sipp’s minimum annual amount of compensation (inclusive of his annual draw) will be equal to $2,000,000 effective for the 2018 fiscal year and thereafter during the term; provided, further, that current cash will not represent less than 75% of the annual compensation for any fiscal year, unless the Company adopts a uniform system of break points for high earners applicable to all executive managing directors subject to approval by the Compensation Committee and the Chief Executive Officer. Notwithstanding the foregoing, the total annual amount of compensation payable to Mr. Sipp for any fiscal year, inclusive of his annual draw, will be reduced by 10% from the total annual amount of compensation that would otherwise be payable in respect of such fiscal year; provided, that such reduction will apply to the amount of the annual bonus (and will not reduce the annual draw) for such fiscal year.

•
Mr. Sipp’s omnibus agreement provides that if Mr. Sipp remains in service through December 31, 2022, irrespective of whether the term is extended, any RSUs then held by Mr. Sipp will continue to vest on the date such RSUs are scheduled to vest as if Mr. Sipp were to remain in service on each applicable vesting date.

•
In connection with the Recapitalization, Mr. Sipp received an additional grant of 250,000 Group E-1 Units, subject to the vesting and other terms and conditions of the applicable award agreement and the Operating Group Limited Partnership Agreements (as described above under “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization”).

•
Pursuant to the Sipp Partner Agreements as in effect prior to the omnibus agreement, Mr. Sipp was subject to a non-compete covenant for a one-year period upon his withdrawal from the Operating Group entities for any reason. The omnibus agreement modified the duration of this non-compete covenant to provide that (i) upon a withdrawal for any reason other than without cause, the non-compete period is (A) twenty-four (24) months if the withdrawal occurs any time on or prior to December 31, 2020, or (B) twelve (12) months if the withdrawal occurs on or after January 1, 2021, and (ii) upon a withdrawal without cause, the non-compete period is twelve (12) months or such lesser period as may be determined by the Board.
Management Arrangement with James Levin. The omnibus agreement between Mr. Levin and each of the Operating Partnerships, which is effective as of the Recapitalization Closing, amends the 2018 Levin Partner Agreements to provide for, among other things, the following:

•
The term of the 2018 Levin Partner Agreements was extended to December 31, 2022 (from a term ending on December 31, 2019), subject to certain provisions in the 2018 Levin Partner Agreements, as amended, that will survive the expiration of the term.

•
Mr. Levin’s minimum annual amount of compensation (inclusive of his annual draw) was reduced by 20% to $6,000,000 (from $7,500,000) effective for the 2018 fiscal year and thereafter during the term. In addition, Mr. Levin’s Participation Ratio for purposes of calculating his annual bonus during such period was reduced by 20% to a range of 0.88% to 1.2% (from the range of 1.1% to 1.5%) of the Company’s gross profit and loss for the applicable fiscal year.

•
In connection with the Recapitalization, Mr. Levin received a grant of 269,867 Group E-1 Units in respect of his recapitalization of an equal number of Group A-1 Units and an additional grant of 3,290,511 Group E-1 Units, in each case, subject to the respective applicable vesting and other terms and conditions of the applicable award agreement and the Operating Group Limited Partnership Agreements (as described above under “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization”). Notwithstanding the foregoing, if Mr. Levin remains in service through December 31, 2022 and the General Partner elects not to make a Company Extension Offer (as defined in the 2018 Levin Partner Agreements, as amended by the omnibus agreement, as described below) to extend the term beyond December 31, 2022, then any unvested Group E-1 Units issued in respect of his forfeited Group A-1 Units will become vested on the regularly scheduled vesting date and a number of Additional Group E Units that are scheduled to vest during the subsequent 12 months will become vested on December 31, 2022.

•
Pursuant to the 2018 Levin Partner Agreements as in effect prior to the omnibus agreement, Mr. Levin was subject to a non-compete covenant for a two-year period upon his withdrawal from the Operating Group entities for any reason prior to December 31, 2019, which was subject to a reduction to one (1) year upon his withdrawal (i) for any reason on or after December 31, 2019 or (ii) as a result of (A) his withdrawal without cause during the term or (B) a resignation following a Change of Control (as defined for this purpose in the 2018 Levin Partner Agreements) in which his role or the 2018 Levin Partner Agreements were not continued or a Change in Position (as defined in the 2018 Levin Partner Agreements), unless in the case of this clause (ii) the General Partner elects to make a $30,000,000 payment to Mr. Levin payable in installments over a 24-month period.

•	The omnibus agreement modified the duration of this non-compete covenant to provide for the following:

◦
Upon a withdrawal without cause, the non-compete period is twelve (12) months or such lesser period as may be determined by the Board, unless for a withdrawal on or prior to December 31, 2021 the General Partner elects to make a $30,000,000 payment to Mr. Levin (as described above) in exchange for a 24 month non-compete period.

◦
Upon a withdrawal for any reason other than without cause, the non-compete period is (i) twenty-four (24) months if the withdrawal occurs any time prior to December 31, 2021, or (ii) 12 months if the withdrawal occurs on or after December 31, 2021, except that, (A) if a Trigger Event (as defined below) occurs on or prior to December 31, 2019, then the non-compete period is (x) twenty-four (24) months if the withdrawal occurs prior to January 1, 2020, or (y) twelve (12) months if the withdrawal occurs on or after January 1, 2020; or (B) if a Trigger Event occurs on or after January 1, 2020 and prior to December 31, 2021, then the non-compete period is twelve (12) months. A “Trigger Event” means a breach of any of the terms in the sections labeled “Class B Shareholder Committee,” “DSO Continuing Role,” and the second bullet of the section labeled “DSO Titles” of the Governance Agreement by and among Daniel S. Och and certain Och-Ziff entities, dated February 5, 2018.

◦
The non-compete period is twelve (12) months if Mr. Levin experiences a withdrawal due to his resignation following a Change in Position, unless for a withdrawal on or prior to December 31, 2021 the General Partner elects to make a $30,000,000 payment to Mr. Levin in exchange for a 24 month non-compete period.

•
The definition of a “Company Extension Offer” under the 2018 Levin Partner Agreements was modified to refer to an offer by the General Partner to Mr. Levin to extend the term of the 2018 Levin Partner Agreements beyond December 31, 2022 for at least one (1) year pursuant to the terms and conditions set forth in the 2018 Levin Partner Agreements.

•	Other conforming changes were made to the 2018 Levin Partner Agreements to reflect the extension of the term to December 31, 2022.
Management Arrangement with David Levine. The omnibus agreement between Mr. Levine and each of the Operating Partnerships, which is effective as of Recapitalization Closing, amends the Amended and Restated Levine Partner Agreements to provide for, among other things, the following:

•
The term of the Amended and Restated Levine Partner Agreements was modified to end on December 31, 2022 (from an unspecified term). If Mr. Levine’s service continues following the expiration of the term, his service will be on an at-will basis, subject to certain provisions in the Amended and Restated Levine Partner Agreements, as amended, that will survive the expiration of the term.

•
Effective for the 2018 fiscal year and thereafter during the term, Mr. Levine is eligible to receive a discretionary annual bonus, which may be paid in a combination of current cash, deferred cash or RSUs, as determined by the Compensation Committee, and targeted in the amount of $2,300,000 and in the form of 75% current cash and 25% in a combination of deferred cash or RSUs; provided, that Mr. Levine’s minimum annual amount of compensation (inclusive of his annual draw) will be equal to $2,000,000 effective for the 2018 fiscal year (reduced from $2,200,000 for such fiscal year) and thereafter during the term; provided, further, that current cash will not represent less than 75% of the annual compensation for any fiscal year, unless the Company adopts a uniform system of break points for high earners applicable to all executive managing directors subject to approval by the Compensation Committee and the Chief Executive Officer. Notwithstanding the foregoing, the total annual amount of compensation payable to Mr. Levine for any fiscal year, inclusive of his annual draw, is reduced by 10% from the total annual amount of compensation that would otherwise be payable in respect of such fiscal year; provided, that such reduction will apply to the amount of the annual bonus (and will not reduce the annual draw) for such fiscal year.

•
In connection with the Recapitalization, Mr. Levine received an additional grant of 150,000 Group E-1 Units, subject to the vesting and other terms and conditions of the applicable award agreement and the Operating Group Limited Partnership Agreements (as described above under “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization”).

•
Pursuant to the Amended and Restated Levine Partner Agreements as in effect prior to the omnibus agreement, Mr. Levine was subject to a non-compete covenant for a one-year period upon his withdrawal from the Oz Operating Group entities for any reason. The omnibus agreement modified the duration of this non-compete covenant to provide that (i) upon a withdrawal for any reason other than without cause, the non-compete period is (A) twenty-four (24) months if the withdrawal occurs any time on or prior to December 31, 2020, or (B) twelve (12) months if the withdrawal occurs on or after January 1, 2021, and (ii) upon a withdrawal without cause, the non-compete period is twelve (12) months or such lesser period as may be determined by the Board.

Management Arrangement with Wayne Cohen. The omnibus agreement between Mr. Cohen and each of the Operating Partnerships, which is effective as of the Recapitalization Closing, amends the Cohen Partner Agreements to provide for, among other things, the following:

•
The term of the Cohen Partner Agreements was modified to end on December 31, 2022 (from a term continuing through at least March 1, 2023). If Mr. Cohen’s service continues following the expiration of the term, his service will be on an at-will basis, subject to certain provisions in the Cohen Partner Agreements that will survive the expiration of the term.

•
Effective for the 2018 fiscal year and thereafter during the term, Mr. Cohen is eligible to receive a discretionary annual bonus, which may be paid in a combination of current cash, deferred cash or RSUs, as determined by the Compensation Committee, and targeted in the amount of $1,000,000 and in the form of 75% current cash and 25% in a combination of deferred cash or RSUs; provided, that current cash will not represent less than 75% of the annual bonus for any fiscal year, unless the Company adopts a uniform system of break points for high earners applicable to all executive managing directors subject to approval by the Compensation Committee and the Chief Executive Officer. Notwithstanding the foregoing, the total annual amount of compensation payable to Mr. Cohen for any fiscal year, inclusive of his annual draw, is reduced by 10% from the total annual amount of compensation that would otherwise be payable in respect of such fiscal year; provided, that such reduction will apply to the amount of the annual bonus (and will not reduce the annual draw) for such fiscal year.

•	Mr. Cohen is eligible to participate in the Partner Incentive Pool, as extended through the Distribution Holiday, commencing with the 2018 fiscal year and thereafter during the Distribution Holiday.

•
In connection with the Recapitalization, Mr. Cohen received a grant of 124,232 Group E-1 Units in respect of his recapitalization of an equal number of Group A-1 Units and an additional grant of 200,000 Group E-1 Units, in each case, subject to the respective vesting and other terms and conditions of the applicable award agreement and the Operating Group Limited Partnership Agreements (as described above under “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization”).

•
Pursuant to the Cohen Partner Agreements as in effect prior to the omnibus agreement, Mr. Cohen was subject to a non-compete covenant for a two-year period upon his withdrawal from the Operating Group entities for any reason. The omnibus agreement modified the duration of this non-compete covenant to provide that (i) upon a withdrawal for any reason other than without cause, the non-compete period is (A) twenty-four (24) months if the withdrawal occurs any time on or prior to December 31, 2020, or (B) 12 months if the withdrawal occurs on or after January 1, 2021, and (ii) upon a withdrawal without cause, the non-compete period is twelve (12) months or such lesser period as may be determined by the Board.

Extension of Partner Incentive Pool. In connection with the Recapitalization, effective as of the Recapitalization Closing, the Compensation Committee approved the extension of the Partner Incentive Pool to continue during the Distribution Holiday, providing for payment of bonuses to participants upon allocation of a pool calculated based on (i) the gross profit and loss of certain Oz funds multiplied by (ii) a percentage of the pool size, which is subject to a minimum amount of 0.25%. The extension of the Partner Incentive Pool will not be on terms more favorable than those in effect under the 2018 Partner Incentive Pool as originally adopted. For additional information regarding the Partner Incentive Pool as originally adopted, see “Executive and Director Compensation—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Partner Incentive Pool.”
Amendment to 2013 Plan. In connection with the Recapitalization, effective as of the Recapitalization Closing, the Board approved the Plan Amendment, subject to and conditioned upon the approval by the Company’s shareholders, to increase the number of Class A Shares authorized for issuance thereunder in order to implement the issuance of the Group E Units in connection with the Recapitalization, as described in Proposal No. 1.
For additional information concerning the Recapitalization and the applicable Implementing Agreements, see the Company’s Current Report on Form 8-K, filed February 11, 2019.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.
Submitted by the members of the Compensation Committee:

Allan S. Bufferd, Chair
Marcy Engel
Michael D. Fascitelli
Summary Compensation Table for 2018
The following table provides summary information concerning the compensation of our Named Executive Officers, who include our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated employees who served as executive officers for the fiscal year ended December 31, 2018 and who were serving as executive officers at the end of such fiscal year. In addition, the following table provides summary information concerning the compensation of Daniel S. Och, who was our Chief Executive Officer until February 5, 2018, and Alesia Haas, who was our Chief Financial Officer until April 12, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Robert S. Shafir(5)(6)	2018	1,809,524	1,200,000	47,779,522	—	1,547	50,790,593
Chief Executive Officer, Executive Managing Director

Thomas M. Sipp(7)(8)	2018	331,044	1,686,125	6,330,000	—	38,698	8,385,867
Chief Financial Officer, Executive Managing Director

James Levin(9)(10)	2018	—	4,200,000	32,294,000	215,091	36,744	36,745,835
Chief Investment Officer, Executive Managing Director	2017	—	4,000,000	48,750,000	3,016,030	2,800,536	58,566,566
	2016	—	4,000,000	3,174	70,000	10,941,483	15,014,657

Wayne Cohen(11)(12)	2018	—	2,574,587	—	228,624	35,399	2,838,610
President, Chief Operating Officer, Executive Managing Director	2017	—	2,000,000	8,375,000	495,352	1,196,057	12,066,409
	2016	—	2,000,000	543	—	1,723,686	3,724,229

David Levine(13)(14)(15)	2018	500,000	1,439,587	—	—	31,211	1,970,798
Chief Legal Officer, Executive Managing Director	2017	500,000	1,353,136	1,824,284	—	22,154	3,699,574

Daniel S. Och(16)(17)(18)	2018	—	—	—	—	661,773	661,773
Chairman of the Board of Directors, Executive Managing Director, Former Chief Executive Officer	2017	—	—	376,823	—	932,063	1,308,886
	2016	—	—	23,370	—	1,186,369	1,209,739

Alesia Haas(19)(20)	2018	250,000	—	—	2,651	13,004	265,655
Former Chief Financial Officer	2017	500,000	2,100,000	625,000	17,231	47,768	3,289,999
	2016	229,169	572,916	—	—	40,534	842,619

(1)
The “Bonus” column reflects 2018 annual cash bonuses paid to Messrs. Shafir, Sipp, Levin, Cohen and Levine pursuant to their respective partner agreements and, solely with respect to each of Messrs. Sipp, Cohen and Levine, amounts paid for 2018 under the Partner Incentive Pool. For further information concerning the respective Partner Agreements, see “Executive and Director Compensation—Compensation Discussion and Analysis—Employment Agreements, Severance Benefits and Change in Control Provisions” above. For further information concerning the Partner Incentive Pool, see “Executive and Director Compensation—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Partner Incentive Pool” above.

(2)
The dollar amounts in the “Stock Awards” column do not reflect cash or other compensation actually received by the Named Executive Officers, but instead represent the aggregate grant date fair value of equity calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation (“ASC Topic 718”). More information regarding the 2018 stock awards is shown in the “2018 Grants of Plan-Based Awards” table below. Also, see Note 12 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for further information concerning the assumptions underlying our ASC Topic 718 calculations for equity awards.

(3)
With respect to Mr. Shafir, the “Stock Awards” column for 2018 includes the grant date fair value of the following grants: $30,840,000 representing the grant of the Shafir Sign-On RSUs; $11,820,000 representing the grant of the Sign-On PSUs (which grant date fair value was determined based on the probable outcome of the performance condition to which such Sign-On PSUs are subject which assumes maximum level of achievement of the performance condition); and $5,119,522 representing the grant of RSUs in connection with his first annual grant of RSUs under the Shafir Employment Agreement. With respect to Mr. Sipp, the amount shown in the “Stock Awards” column for 2018 represents the grant date fair value of the Sipp Sign-On RSUs. With respect to Mr. Levin, the amount shown in the “Stock Awards” column for 2018 represents the grant date fair value of 1,340,000 RSUs granted pursuant to the Levin Partner Agreements. Because the RSUs awarded to Messrs. Sipp, Levin, Cohen and Levine in respect of their 2018 annual bonuses were granted in 2019, SEC disclosure rules do not require that they be reflected in the “Summary Compensation Table” or the “Grants of Plan-Based Awards” table below. We describe these grants in the “Executive and Director Compensation—Compensation Discussion and Analysis—Highlights of 2018 Compensation” section of this proxy statement because they were awarded to Messrs. Sipp, Levin, Cohen and Levine in respect of their 2018 annual bonuses.

(4)
The “Non-Equity Incentive Plan Compensation” column for 2018 represents compensation expense recognized with respect to Group D Units, which are non-equity profits interests in the Oz Operating Group entities. These Units receive cash distributions equal in amount to, and at the same time as, distributions paid with respect to Group A Units, corresponding to the timing of the dividends paid to holders of our Class A Shares. Thus, the distribution occurs in the following quarter from when the compensation expense is recognized.

The dollar amounts in the “Non-Equity Incentive Plan Compensation” column for 2018 do not reflect the portion of the 2018 annual bonuses payable to each of Messrs. Shafir, Sipp, Levin, Cohen and Levine in the amount of $800,000, $366,000, $900,000, $87,500, and $315,000, respectively, in each case, in the form of DCIs awarded under the DCI Plan. For additional information regarding the DCIs, please see “Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Deferred Cash Interests” above.

(5)	Mr. Shafir joined the Company as Chief Executive Officer on February 5, 2018.

(6)	With respect to Mr. Shafir, the “All Other Compensation” column for 2018 reflects a payment of $1,547 for medical insurance.

(7)	Mr. Sipp joined the Company as Chief Financial Officer on April 16, 2018.

(8)	With respect to Mr. Sipp, the “All Other Compensation” column for 2018 reflects: (i) a payment of $20,807 for medical insurance; and (ii) a payment of $17,891 for reallocation reimbursement.

(9)
With respect to Mr. Levin, the “All Other Compensation” column for 2018 reflects: (ii) a payment of $31,211 for medical insurance; and (ii) a payment of $5,533 made on behalf of Mr. Levin with respect to his share of estate and tax preparation and planning services provided to all of our executive managing directors.

(10)
With respect to Mr. Levin, the “All Other Compensation” column for 2017 reflects: (i) a net distribution of $2,755,024 on his Class C Non-Equity Interests to adjust for allocations of 2017 taxable income previously made to Mr. Levin; (ii) $24,168 for medical insurance; and (iii) a payment of $21,344 made on behalf of Mr. Levin with respect to his share of estate and tax preparation and planning services provided to all of our executive managing directors.

With respect to Mr. Levin, the “All Other Compensation” column for 2016 increased by $4,188,785, from the amount reported in our 2017 annual proxy statement to reflect additional discretionary distributions to Mr. Levin on his Class C Non-Equity Interests to adjust for allocations of 2016 taxable income previously made to Mr. Levin that were paid in 2017 after the filing of our 2017 annual proxy statement.

(11)
With respect to Mr. Cohen, the “All Other Compensation” column for 2018 reflects: (i) a payment of $31,211 for medical insurance; and (iii) a payment of $4,188 made on behalf of Mr. Cohen with respect to his share of estate and tax preparation and planning services provided to all of our executive managing directors.

(12)
With respect to Mr. Cohen, the “All Other Compensation” column for 2017 reflects: (i) a net distribution of $1,165,521 on his Class C Non-Equity Interests to adjust for allocations of 2017 taxable income previously made to Mr. Cohen; (ii) $24,168 for medical insurance; and (iii) a payment of $6,368 made on behalf of Mr. Cohen with respect to his share of estate and tax preparation and planning services provided to all of our executive managing directors.

With respect to Mr. Cohen, the “All Other Compensation” column for 2016 was increased by $635,810, from the amount reported in our 2017 annual proxy statement to reflect additional discretionary distributions to Mr. Cohen on his Class C Non-Equity Interests to adjust for allocations of 2016 taxable income previously made to Mr. Cohen that were paid in 2017 after the filing of our 2017 annual proxy statement.

(13)	Mr. Levine joined the Company in 2017.

(14)	With respect to Mr. Levine, the “All Other Compensation” column for 2018 reflects a payment of $31,211 for medical insurance.

(15)	With respect to Mr. Levine, the “All Other Compensation” column for 2017 reflects $22,154 for medical insurance.

(16)	Mr. Och ceased to serve as Chief Executive Officer on February 5, 2018, at which time Robert Shafir joined the Company as Chief Executive Officer.

(17)
With respect to Mr. Och, the “All Other Compensation” column for 2018 reflects: (i) payments of $625,391 for security; (ii) $5,171 made on behalf of Mr. Och with respect to his share of estate and tax preparation and planning services provided to all of our executive managing directors; and (iii) $31,211 for medical insurance. We consider the expenses for certain of Mr. Och’s security in 2018 to be for our benefit, and the Board of Directors considers the related expenses to be appropriate business expenses rather than personal benefits for Mr. Och; however, 100% of Mr. Och’s security has been reported for Mr. Och as “All Other Compensation” whether they were incurred for personal or business reasons.

(18)
With respect to Mr. Och, the “All Other Compensation” column for 2017 reflects: (i) payments of $808,257 for security; (ii) $86,658 made on behalf of Mr. Och with respect to his share of estate and tax preparation and planning services provided to all of our executive managing directors; and (iii) $37,148 for medical insurance. We consider the expenses for certain of Mr. Och’s security in 2017 to be for our benefit, and the Board of Directors considers the related expenses to be appropriate business expenses rather than personal benefits for Mr. Och; however, 100% of Mr. Och’s security has been reported for Mr. Och as “All Other Compensation” whether they were incurred for personal or business reasons.

(19)	Ms. Haas submitted her resignation as our Chief Financial Officer on April 12, 2018, and her service with us ended on June 1, 2018.

(20)	With respect to Ms. Haas, the “All Other Compensation” column for 2018 reflects $13,004 for medical insurance.

2018 Grants of Plan-Based Awards
This section provides additional information about the equity awards that are described in the “Stock Awards” column of the “Summary Compensation Table for 2018” above.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units(#)	Grant-Date Fair Value of Stock Awards($)(1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Robert S. Shafir	2/5/2018	200,000	—	1,000,000	—	11,820,000	(2)
	2/5/2018	—	—	—	1,200,000	30,840,000	(3)
	2/5/2018	—	—	—	199,203	5,119,522	(4)
Thomas M. Sipp	5/3/2018	—	—	—	300,000	6,330,000	(5)
James Levin	2/16/2018	—	—	—	950,000	22,895,000	(6)
	2/16/2018	—	—	—	390,000	9,399,000	(7)

(1)
These dollar amounts do not represent cash compensation actually received in 2018. Instead, the amounts reflect the grant date fair value of the equity awards granted. The fair value of the awards in each case was computed in accordance with ASC Topic 718. See Note 12 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for further information concerning the assumptions underlying our ASC Topic 718 calculations for equity awards. For RSU awards, the grant date fair value was calculated by multiplying the closing price of the underlying Class A Shares on the last business day prior to the date of grant by the number of RSUs granted. For Mr. Shafir, the amount shown includes the grant date fair value of the Sign-On PSUs of $11,820,000, which was determined based on the probable outcome of the performance condition to which such Sign-On PSUs are subject assuming maximum level of achievement of the performance condition.

(2)
The amounts shown for Mr. Shafir represent the Sign-On PSUs awarded in 2018. The Sign-On PSUs will conditionally vest if: (i) Mr. Shafir has continued in uninterrupted service until the third anniversary of the grant date, and (ii) on or after such date, the total shareholder return on Class A Shares of the Company based on the average closing price on the NYSE for the 10 trading days immediately following the date of the public announcement of the appointment of Mr. Shafir as CEO equals or exceeds certain performance thresholds as described more fully in “Compensation Discussion and Analysis—Partner Agreements, Severance Benefits and Change in Control Provisions—Shafir Employment Agreement and Partner Agreements,” above. The amount shown in the “Threshold” column represents 20% of the Sign-On PSUs awarded that would be eligible to vest upon a Performance Threshold of 25% being achieved. The amount shown in the “Maximum” column represents 100% of the of the Sign-On PSUs awarded that would be eligible to vest upon a Performance Threshold of 125% being achieved. There is no target amount specified in the vesting schedule for the Sign-On PSUs. Pursuant to SEC rules, however, the amount shown in the “Target” column is representative of the amount of Sign-On PSUs that would be eligible to vest based on the total shareholder return on Class A Shares as of December 31, 2018.

(3)
The amount shown represents the Shafir Sign-On RSUs which will vest in four equal installments on each of the first four anniversaries of the grant date, provided that Mr. Shafir is employed by the Company on each vesting date. See “Compensation Discussion and Analysis—Partner Agreements, Severance Benefits and Change in Control Provisions—Shafir Employment Agreement and Partner Agreements” for additional information.

(4)
The amount shown represents the grant of RSUs in connection with Mr. Shafir’s first annual grant of RSUs pursuant to the Shafir Employment Agreement, which will vest in four equal installments on each of the first four anniversaries of the grant date, provided that Mr. Shafir is employed by the Company on each vesting date. See “Compensation Discussion and Analysis—Partner Agreements, Severance Benefits and Change in Control Provisions—Shafir Employment Agreement and Partner Agreements” for additional information.

(5)
The amount shown represents the Sipp Sign-On RSUs which will vest in three equal annual installments on each of May 3, 2019, 2020 and 2021, so long as Mr. Sipp is an active limited partner on each vesting date and has not provided notice of his intention to resign on or before each vesting date. See “Compensation Discussion and Analysis—Partner Agreements, Severance Benefits and Change in Control Provisions—Sipp Partner Agreement” for additional information.

(6)
The amount shown represents the 2013 RSUs granted to Mr. Levin pursuant to the 2018 Levin Partner Agreements, of which 190,000 vested on December 31, 2018 and the remainder generally vests over the next four (4) years, subject to his continued service on the applicable vesting dates and various exceptions. See “Compensation Discussion and

Analysis—Partner Agreements, Severance Benefits and Change in Control Provisions—Levin Partner Agreements” for additional information.

(7)	The amount shown represents the 2017 RSUs granted to Mr. Levin pursuant to the 2018 Levin Partner Agreements, all of which vested on December 31, 2018.

Outstanding Equity Awards at Fiscal Year End 2018
The following table summarizes the equity awards made to our Named Executive Officers that were outstanding and had not vested as of December 31, 2018. The dollar amounts shown in the table below do not reflect compensation actually received by the Named Executive Officers, but instead are calculated by multiplying the number of unvested equity units held by the Named Executive Officers by the closing price of $9.20 per Class A Share on December 31, 2018.

	Stock Awards
Name	Number of Shares, Units or Other Rights That Have Not Vested(#)		Market Value of Shares, Units or Other Rights That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert S. Shafir	1,493,024	(2)	13,735,823	1,000,000	9,200,000
Thomas M. Sipp	311,878	(3)	2,869,273	—	—
James Levin	810,958	(4)	7,460,815	200,000	1,840,000
Wayne Cohen	74,962	(5)	689,652	134,000	1,232,800
David Levine	26,343	(6)	242,356	10,000	92,000
Daniel S. Och	—		—	—	—
Alesia Haas	—		—	—	—

(1)
For each of Messrs. Cohen, Levin and Levine, the amount shown represents the Group P Units awarded in March 2017 that would be eligible to vest upon a performance threshold of 25% being achieved. The Group P Units vest if: (i) the executive managing director has continued in uninterrupted service until the third anniversary of the date of grant, and (ii) on or after such date, the total shareholder return on Class A Shares based on the average closing price on the NYSE for the calendar month prior to the month in which the date of grant occurred equals or exceeds certain specified thresholds as described more fully in “Executive Officer Incentive Compensation Programs—Group P Units,” above. Pursuant to the 2018 Levin Partner Agreements, Mr. Levin subsequently forfeited 2,900,000 Group P Units in respect of his 2017 grant of 3,900,000 Group P Units. For Mr. Shafir, the amount shown represents the Sign-On PSUs awarded on February 5, 2018. The Sign-On PSUs conditionally vest if: (i) Mr. Shafir has continued in uninterrupted service until the third anniversary of the grant date and (ii) on or after such date, the total shareholder return on Class A Shares of the Company based on the average closing price on the NYSE for the 10 trading days immediately following the date of the public announcement of the appointment of Mr. Shafir as CEO equals or exceeds certain performance thresholds as follows: 20% of the Sign-On PSUs vest if a total shareholder return of 25% is achieved; an additional 40% of the Sign-On PSUs vest if a total shareholder return of 50% is achieved; an additional 20% of the Sign-On PSUs vest if a total shareholder return of 75% is achieved; and the final 20% of the Sign-On PSUs vest if a total shareholder return of 125% is achieved.

(2)
The amount shown represents the Shafir Sign-On RSUs and the Shafir Annual RSUs awarded on February 5, 2018. The Shafir Sign-On RSUs and the Shafir Annual RSUs vest in four equal installments on each of the first four anniversaries of the grant date, provided that Mr. Shafir is employed by the Company on each vesting date. The number of RSUs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs.

(3)
The amount shown represents the Sipp Sign-On RSUs. The Sipp Sign-On RSUs will vest in three equal annual installments on each of May 3, 2019, 2020 and 2021, so long as Mr. Sipp is an active limited partner on each vesting date and has not provided notice of his intention to resign on or before each vesting date. The number of RSUs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs.

(4)
The amount shown represents the unvested portion (totaling 760,000 RSUs) of the 1,340,000 RSUs awarded on February 16, 2018 pursuant to the 2018 Levin Partner Agreements, of which 580,000 vested on December 31, 2018 and the remainder generally vests over the next four (4) years, subject to his continued service on the applicable vesting dates and various exceptions. The number of RSUs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs.

(5)
Represents 74,962 unvested Group A Units. A total of 262,367 of Group A Units were issued to Mr. Cohen upon the conversion of an equal number of Group D Units pursuant to the terms of such Units and are subject to minimum retained ownership requirements and transfer restrictions; such Group A Units vest in seven equal annual installments that commenced on April 15, 2014 and will end on April 15, 2020.

(6)
Represents the RSUs awarded to Mr. Levine as a sign-on grant in consideration of his forfeiture of certain compensation from his former employer in connection with his appointment as Chief Legal Officer. The RSUs are scheduled to vest in periodic installments through March 1, 2021, subject to Mr. Levine’s continued service with us on each vesting date. The number of RSUs shown also includes any dividend equivalents accrued on such units, that vest, subject to certain limited exceptions, in tandem with the underlying RSUs.

Stock Vested in 2018
The following table shows the number of Class A Shares and Group A Units that vested in 2018, and the fair value of such Shares and Units, by the Named Executive Officers. The amounts shown in the second column below do not reflect compensation actually received by the Named Executive Officers, but instead are calculations of the number of equity units that vested during 2018 based on the closing price of our Class A Shares on the date of vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting($)
James Levin	738,892	(1)	8,941,360
Wayne Cohen	37,481	(2)	877,058
David Levine	14,505	(3)	347,968
Daniel S. Och	8,623	(4)	82,781

(1)
Represents 618,892 of the RSUs vested on December 31, 2018 and 120,000 of Group A Units vested January 1, 2018, pursuant to the 2013 and 2018 Levin Partner Agreements, these vested shares remain subject to minimum retained ownership requirements and transfer restrictions.

(2)
Represents 37,481 of the Group A Units granted to Mr. Cohen pursuant to the 2013 Cohen Partner Agreements that vested on April 15, 2018, but remain subject to minimum retained ownership requirements and transfer restrictions.

(3)
Represents the vesting of the RSUs (including dividend equivalent units accrued as of the date of vesting) awarded to Mr. Levine as a sign-on grant in consideration of his forfeiture of certain compensation from his former employer in connection with his appointment as Chief Legal Officer.

(4)
On December 31, 2018, portions of the Group A Units forfeited by a former executive managing director and reallocated to Mr. Och (which Units continued to vest according to the original vesting schedule) became vested. Vested Group A Units remain subject to minimum retained ownership requirements and transfer restrictions.

Potential Payments Upon Termination or Change in Control
None of our Named Executive Officers, except for Messrs. Shafir, Sipp and Levin, is eligible to receive any cash payments upon his or her termination or a change of control of the Company, assuming that the triggering event took place on December 31, 2018.
If on December 31, 2018, Mr. Shafir had been subject to a withdrawal without cause, then, subject to his execution of a general release of claims and compliance with the restrictive covenants set forth in the Shafir Partner Agreements, Mr. Shafir would have been to receive a lump-sum cash severance payment in an amount equal to $19,809,524, which represents the sum of (i) the lower of (x) his base salary and maximum annual bonus, multiplied by 3.0, and (y) $18,000,000, and (ii) his minimum annual bonus, pro-rated through December 31, 2018. In addition, Mr. Shafir’s outstanding equity awards would be treated as follows: (A) (i) the next two installments of the Shafir Sign-On RSUs would become vested on the termination date (or, for a qualifying termination in connection with a Change in Control, the later of the termination date and the date of the Change in Control), and in addition, to the extent unvested following application of the previous clause, a portion of an additional installment of Shafir Sign-On RSUs, pro-rated for the year of the employment term in which the termination occurs through the termination date, would also become vested as of such date (and the remaining unvested Shafir Sign-On RSUs, if any, would be forfeited on such date); and (ii) the next two installments of the Shafir Annual RSUs would become vested as of the termination date (or, for a qualifying termination in connection with a Change in Control, the later of the termination date and the date of the Change in Control) and the remaining unvested Shafir Annual RSUs, if any, would be forfeited on such date; and (B) the PSUs Service Condition with respect to the Sign-On PSUs would be waived and Mr. Shafir would conditionally retain any remaining Sign-On PSUs for a period of up to twenty-four (24) months following the termination date, at which time any such Sign-On PSUs that have not satisfied the PSUs Performance Condition would be forfeited. On December 31, 2018, those Shafir Sign-On RSUs, the Shafir Annual RSUs and the Sign-On PSUs (inclusive of dividend equivalents accrued thereon) that would be subject to such continued or accelerated vesting had a market value of $16,067,920.
If on December 31, 2018, Mr. Sipp had been subject to a withdrawal without cause, then, subject to his execution of a general release of claims and compliance with the restrictive covenants set forth in the Sipp Partner Agreements, Mr. Sipp would have been to receive a lump-sum cash severance payment in an amount equal to $2,000,000, which represents an amount equal to the product of (i) fifty percent (50%) and (ii) the difference between (x) an amount equal to the sum of (A) the pro-rated portion of his quarterly cash payments in respect of the second quarter of fiscal year 2018 and (B) $5,750,000, less (y) the aggregate amount of quarterly cash payments and annual bonuses paid or awarded (based on their grant date fair value as applicable) to Mr. Sipp prior to December 31, 2018 (provided that no amount of annual bonus will be deemed to be more than $1,500,000 for purposes of computing this severance payment). In addition, 50% of any unvested Sipp Sign-On RSUs would remain outstanding and continue to vest on the applicable vesting date and the remaining 50% of any unvested Sipp Sign-On RSUs would be forfeited, subject to Mr. Sipp’s execution of a general release of claims and compliance with the restrictive covenants set forth in the Sipp Partner Agreements. On December 31, 2018, those Sipp Sign-On RSUs (inclusive of dividend equivalents accrued thereon) that would be subject to such continued vesting had a market value of $1,434,639.
If on December 31, 2018, Mr. Levin had been subject to a withdrawal without cause, then, (i) the next two installments of the 2013 RSUs scheduled to vest would vest upon the occurrence of such event, (ii) the 2017 RSUs would continue to vest, and (iii) his Bonus Equity and DCIs would continue to vest (or, if Mr. Levin were terminated without cause within twelve (12) months of a Change of Control, then his Bonus Equity would fully vest). On December 31, 2018, those 2013 RSUs, 2017 RSUs, Bonus Equity and DCIs (inclusive of dividend equivalents accrued on any such RSUs) that would be subject to such continued or accelerated vesting had a market value of $5,332,698. In addition, pursuant to the 2018 Levin Partner Agreements, the Oz Operating Group entities may elect to make a $30,000,000 payment to Mr. Levin payable in installments over a 24-month period in exchange for an increase in the duration of his non-compete period to two (2) years (from one (1) year) following the date of his withdrawal.
If on December 31, 2018, Mr. Levine had been subject to a withdrawal other than for cause or resignation, any unvested RSUs held by Mr. Levine in respect of his sign-on grant would continue to vest and become nonforfeitable on the date they would otherwise have vested, provided, that Mr. Levine executed a release of claims and continued to comply with his restrictive covenant obligations. On December 31, 2018, these RSUs (inclusive of dividend equivalents accrued thereon) had a market value of $242,356.
For a description of the vesting and forfeiture conditions applicable to the Group Units held by the Named Executive Officers, please refer to “Compensation Discussion and Analysis—Partner Agreements, Severance Benefits and Change in Control Provisions.”
Chief Executive Officer Compensation and Employee Compensation
In 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of our median employee’s annual total compensation to the annual total compensation of our Chief Executive Officer.
Our median employee’s 2018 annual total compensation was $201,500.
Our Chief Executive Officer’s 2018 annual total compensation was $51,452,366. During our last fiscal year, two individuals served as non-concurrent Chief Executive Officers. Mr. Och, who served as our Chief Executive Officer from January 1, 2018 to February 5, 2018, had 2018 annual total compensation of $661,773, as reflected in the Summary Compensation Table. Mr. Shafir, who served as our Chief Executive Officer from February 6, 2018 to the end of the fiscal year ended December 31, 2018, had 2018 annual total compensation of $50,790,593, as reflected in the Summary Compensation Table. We calculated the annual total compensation of our Chief Executive Officer by adding the compensation for each person who served as Chief Executive Officer during 2018.
Based on this information, the ratio of the annual total combined compensation of Messrs. Och and Shafir to the annual total compensation of our median employee for 2018 was estimated to be 255 to 1.

Our Chief Executive Officer pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. We identified our median employee by examining the 2018 total compensation consisting of base salary (including overtime pay), annual cash bonus amounts and equity-based compensation (reflecting the grant date fair value of equity awards and deferred fund interests), in each case, earned or awarded in respect of services performed in 2018 for our global employee population, excluding our Chief Executive Officer, as of December 31, 2018. We included all of our employees, whether employed on a full-time, temporary or part-time basis. We did not make any assumptions, adjustments (including cost-of-living adjustments) or use any estimates in determining total compensation. After identifying the median employee based on total compensation, we calculated the annual total compensation for such employee using the same methodology we use for our named executive officers as required to be set forth in the Summary Compensation Table included in this proxy statement.
Director Compensation
Director compensation is set by the Board based upon the recommendation of the Compensation Committee. The Compensation Committee periodically reviews the compensation of the independent directors in light of current industry conditions and compensation practices.
Upon initial election to the Board, an independent director receives an annualized portion of the annual compensation the incumbent independent directors are entitled to receive. Incumbent independent directors receive annual equity-based and cash compensation. As of January 1, 2018, at the beginning of each year, each incumbent independent director receives a grant of RSUs with a value of $125,000. The RSUs vest on the first anniversary of the date of grant. With respect to each vested RSU, the independent director receives one Class A Share on or before the third business day following the independent director’s departure from our Board of Directors.
As of January 1, 2018, an annual cash retainer is paid to each incumbent independent director in the amount of $95,000, and the chairs of the committees of our Board receive additional annual cash retainers as follows: the chairs of the Audit Committee and Committee on Corporate Responsibility and Compliance receive $20,000 and the chairs of the Nominating, Corporate Governance and Conflicts Committee and the Compensation Committee each receive $10,000. Our lead independent director also receives an additional annual cash retainer of $20,000.
Directors who are members of management (including Mr. Shafir, who is an executive officer but not a Named Executive Officer) do not receive any compensation with respect to their services as a director. All directors are reimbursed for reasonable costs and expenses incurred in attending meetings of the Board.
The following table sets forth the total cash and equity-based compensation paid to our independent directors for their service on the Board and its committees during 2018:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	Total($)
Allan S. Bufferd	105,722	137,627	243,349
Marcy Engel	68,470	130,500	198,970
Michael D. Fascitelli	54,361	130,500	184,861
Richard G. Ketchum	48,226	130,473	178,699
Georganne C. Proctor	124,028	137,627	261,655
William Barr	28,750	—	28,750
Barry J. Griswell	64,528	—	64,528
Jerome Kenney	76,250	—	76,250

(1)	Amounts in this column include all cash retainers and fees for committee assignments and meetings paid to our non-employee directors in 2018.

(2)
The dollar amounts in this table do not reflect cash or other compensation actually received by the independent directors, but instead represent the aggregate grant-date fair value of equity calculated in accordance with ASC Topic 718. See Note 12 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for further information concerning the assumptions underlying our ASC Topic 718 calculations for RSUs. Each director who was a director as of January 2, 2018 received a grant of 46,642 RSUs on January 2, 2018. To the extent that an independent director on our Board has received Class A Shares related to vested RSUs granted prior to December 31, 2011, we have established minimum Class A Share ownership requirements such that each independent director must hold 50% of the Class A Shares received after vesting of any grant of RSUs

(or other equity awards) at all times, without regard to any dispositions. With respect to each vested RSU which was granted after December 31, 2011, the director shall receive one Class A Share on or before the third business day following the director’s departure from the Board of Directors. As of December 31, 2018, the aggregate number of RSUs, including dividend equivalent units granted thereon, held by each continuing independent director was as follows: 16,987 for Mr. Bufferd; 6,278 for Ms. Engel; 6,278 for Mr. Fascitelli; 6,247 for Mr. Ketchum; and 16,987 for Ms. Proctor.

MISCELLANEOUS INFORMATION
Shareholder Proposals and Director Nominations
To be considered for inclusion in our proxy statement for the 2019 annual meeting, shareholder proposals must have been received at our offices no later than December 25, 2018 (as calculated pursuant to Rule 14a-8 under the Exchange Act). Proposals must comply with Rule 14a-8 and must be submitted in writing to Och-Ziff Capital Management Group LLC, 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
As more specifically provided for in our Operating Agreement, in order for a shareholder to introduce a shareholder proposal or nominate a director candidate from the floor of the 2019 annual meeting, the shareholder must have delivered such proposal or nomination in writing to our Secretary at the above address not earlier than December 25, 2018, and no later than January 24, 2019. If the date of the 2019 annual meeting is held on a date that is more than 30 days from the anniversary of the 2018 annual meeting, then any such proposal or nomination must be received no later than the close of business on the 10th day following the day on which public disclosure of the date of such meeting is first made. In addition, if the number of directors to be elected to the Board of Directors at the 2019 annual meeting is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board by at least January 24, 2019, then any nomination with respect to nominees for any new positions created by such increase must be received by the close of business on the 10th day following the day on which public announcement of the increase is first made. The shareholder’s submission must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of the Shares, and must include information specified in our Operating Agreement.
Householding
The broker, trustee or other nominee for any shareholder who is a beneficial owner of the Shares may deliver only one copy of our proxy statement to multiple shareholders who share the same address, unless that broker, trustee or other nominee has received contrary instructions from one or more of the shareholders. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and processing costs, as well as natural resources. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement, now or in the future, may obtain one, without charge, by addressing a written request to Och-Ziff Capital Management Group LLC, 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary or by calling (212) 790-0000. You may also obtain a copy of the proxy statement on the “Public Investors—Financials and SEC Filings” section of our website (www.ozm.com). Beneficial owners sharing an address who are receiving multiple copies of proxy materials who wish to receive a single copy of such materials in the future will need to contact their broker, trustee or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

By Order of the Board of Directors,

Katrina Paglia
Secretary
______, 2019
New York, New York

Annex A
SECOND AMENDMENT TO
OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
2013 INCENTIVE PLAN

THIS SECOND AMENDMENT TO THE OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC 2013 INCENTIVE PLAN (this “Second Amendment”) is made and adopted by Och-Ziff Capital Management Group LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).
WHEREAS, the Company maintains the Och-Ziff Capital Management Group LLC 2013 Incentive Plan, as amended by the first amendment thereto effective as of May 9, 2017 (the “Plan”);
WHEREAS, pursuant to Section 13 of the Plan, the Plan may be amended from time to time by the Company’s Board of Directors (the “Board”);
WHEREAS, the Board desires to amend the Plan to increase the maximum aggregate number of Shares available for issuance and delivery pursuant to Awards granted under the Plan as set forth herein, subject to approval of this Second Amendment by the Company’s shareholders; and
WHEREAS, this Second Amendment shall become effective upon the approval of this Second Amendment by the Company’s shareholders (the date of such approval, the “Effective Date”).
NOW, THEREFORE, BE IT RESOLVED, that the Plan be amended as follows, effective as of the Effective Date:
1.Section 4(a) of the Plan is hereby amended and restated in its entirety as follows:
“Subject to Section 5, the maximum number of Class A Shares that may be delivered pursuant to Awards shall be the sum of (x) 9,779,446 Class A Shares made available as of February 7, 2019, and (y) 231,250,788 Class A Shares (or 23,125,078 Class A Shares after giving effect to the one-for-ten reverse share split on January 3, 2019), as increased on the first day of each fiscal year beginning in fiscal year 2018 by a number of Class A Shares equal to 15 percent (15%) of the increase, if any, in the number of outstanding Class A Shares from the number of outstanding Class A Shares on the first day of the immediately preceding fiscal year (in each case, calculated assuming that all Och-Ziff Operating Group Units (as defined in the LLC Agreement) that are or may be convertible or exchangeable for Class A Shares are so converted or exchanged for this purpose).”
2.This Second Amendment shall be and is hereby incorporated in and forms a part of the Plan.
3.Except as amended above, all other terms and provisions of the Plan shall remain unchanged.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
OFFICE OF THE SECRETARY
9 WEST 57TH STREET
NEW YORK, NY 10019

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OZM2019SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E64473-S82679

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
1. To approve the adoption to the amendment to the Company's 2013 Incentive Plan.	☐	☐	☐

NOTE: No other business may properly come before the meeting, except for any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E64474-S82679

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
Special Meeting of Shareholders
May ___, 2019

This proxy is solicited on behalf of the Board of Directors

The shareholder(s) hereby appoint(s) David Levine and Katrina Paglia, as proxies, and each of them, with the power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the voting shares of OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 9:00 AM on May ___, 2019 live via the Internet at www.virtualshareholdermeeting.com/OZM2019SM, and, in their discretion, to vote upon any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendation.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side